Exhibit 10.32






                  Collaboration Agreement dated as of September
                     30, 1996, by and among the Company and
                                Schwarz Pharma AG





CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXHCHANGE COMMISSION PURSUANT TO RULE 24D-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                        DEVELOPMENT AND SUPPLY AGREEMENT



         THIS DEVELOPMENT AND SUPPLY AGREEMENT (the "Agreement") is entered into by and between LYNX THERAPEUTICS, INC., a Delaware corporation having its principal place of business at 3832 Bay Center Place, Hayward, California 94545 ("Lynx"), and SCHWARZ PHARMA AG, a corporation organized and existing under the laws of Germany having its principal place of business at Alfred-Nobel-Str. 10, 40789 Monheim, Germany ("Schwarz Pharma"), as of September 30, 1996 (the
"Effective Date"). Lynx and Schwarz Pharma may be referred to herein as a "Party" or, collectively, as "Parties."

                                   BACKGROUND

            A. Lynx is engaged in research and development of, among other things, oligonucleotides and oligonucleotide analogs that may be useful for therapeutic treatment of disease conditions. Lynx is presently developing one such oligonucleotide compound, identified as LR-3280 targeted to c-myc mRNA, as a pharmaceutical product for the prevention or treatment of restenosis in a blood vessel following an angioplasty or similar procedure.

            B. Schwarz Pharma has substantial experience in the clinical development of therapeutic agents and the distribution, marketing and sale of such agents as pharmaceuticals, including the cardiovascular field.

            C. Lynx and Schwarz Pharma desire to enter into a relationship under which Schwarz Pharma will have the right to develop and commercialize LR-3280 (or another oligonucleotide compound as its replacement) in specific countries of Europe and North America for the prevention or treatment of arterial or venous cellular and/or matrix proliferation in cardiovascular disease, including restenosis in a blood vessel following an angioplasty or similar procedure, and Lynx will supply Schwarz Pharma, under the terms of this Agreement, quantities of product containing such compound for clinical trial use and commercial sale.

            D. The Parties desire to enter into an agreement establishing the development and supply terms under which Schwarz Pharma shall develop and commercialize such compound in such countries.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:


                                       1.

1.       DEFINITIONS.

         As used herein, the following capitalized terms shall have the following meanings when used in this Agreement, and all terms defined in the singular shall have the same meanings when used in the plural (and vice versa, as appropriate), unless otherwise specified):

         1.1 "Affiliate" means a corporation, partnership, entity, person, firm, company, or joint venture that controls, is controlled by or is under the common control with the referenced Party. For the purposes of this definition the word "control" (including, with correlative meaning, the terms "controlled by" or "is under the common control with") means the power to direct or cause the direction of the management and policies of such entity, or the ownership of at least fifty percent (50%) of the voting stock of such entity.

         1.2 "Approval Application" means the appropriate application(s), together with all documents, data and information concerning a Licensed Compound or Product required to be included with such application, that is necessary to obtain Regulatory Approval to use, import, distribute, market and/or sell a Licensed Compound or Product in a country in the Territory.

         1.3 "Asian Partner" means Tanabe Seiyaku Co., Ltd., or such other Third Party pharmaceutical company that replaces Tanabe and to which Lynx has granted a license to develop the Licensed Compound and market Products in Japan and certain other Asian countries for use in the prevention of restenosis.

         1.4 "Back-Up Compound" means any oligonucleotide compound, other than the Licensed Compound, that has phosphorothioate linkages or [REDACTED], that now or hereafter is owned or Controlled by Lynx or its Affiliates and that specifically targets the mRNA transcribed from the human c-myc gene.

         1.5 "Back-Up Compound Information" means Information owned or Controlled by Lynx or its Affiliates regarding Back-Up Compounds and/or Related Compounds that is directly related to the utility and/or development of Back-Up Compounds and/or Related Compounds for use in the Field; provided, however, that Back-Up Compound Information shall not include any Information relating to manufacturing such compounds or their use outside the Field.

         1.6 "Clinical Trial Material" means a material, appropriate for use in clinical trials, containing a Licensed Compound or placebo (as applicable) in the formulation as determined by the Development Committee, subject to approval by Lynx on grounds of feasibility, which shall not be unreasonably withheld or delayed, for use in the clinical trials in the Field in the Territory, and including such diluents and Delivery Means


                        CONFIDENTIAL TREATMENT REQUESTED

                                       2.

appropriate  for use with such  Licensed  Compound in the Field as determined by
the  Development   Committee,   subject  to  approval  by  Lynx  on  grounds  of
feasibility, which shall not be unreasonably withheld or delayed.

         1.7 "Compound Analytical Information" means such Information owned or Controlled by Lynx relating to methods of chemical analysis and characterization of the Licensed Compound and/or Product, as applicable, as is necessary for Schwarz Pharma to be able to perform the chemical analysis of the Licensed Compound and/or Product in order to make the certification required by the regulatory authorities in the European Union or other applicable jurisdiction in the Territory in order to import, package, use or sell the Products.

         1.8 "Compound Information" means, with respect to a Party, Information owned or Controlled by such Party or its Affiliates or, in the case of Schwarz Pharma, its Sublicensees, regarding the Licensed Compound and Products (including use with Delivery Means if applicable) that is necessary or useful to the development of Licensed Compound and the Regulatory Approval and commercialization of Products for use in the Field; provided, however, that Compound Information shall not include any Manufacturing Information except for such Information as is necessary for Schwarz Pharma to conduct the Development work required herein, which includes the Specifications, analytical methods, reference standards, dry substance properties and characteristics, and impurity profiles.

         1.9 "Confidential Information" means, with respect to a Party, Information that is owned or Controlled by such Party or its Affiliates or, in the case of Schwarz Pharma, its Sublicensees, that is disclosed by such Party to the other Party pursuant to this Agreement, and that is identified or acknowledged in writing to be confidential at the time of disclosure if disclosed in tangible form or within thirty (30) days after disclosure if disclosed orally; provided, however, that Confidential Information shall not include any Information that:

                  (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

                  (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party by the other Party;

                  (c) became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party by the other Party, other than through any act or omission of the receiving Party in breach of this Agreement;

                                       3.

                  (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the other Party not to disclose such information to others; or

                  (e) was subsequently and independently developed by employees or others on behalf of the receiving Party without use of any Confidential Information disclosed to the receiving Party or such others by the other Party.

         1.10 "Control" means, with respect to a compound, material, Information or intellectual property right, possession by a Party of the ability to grant access to or a license or sublicense as provided for herein under such compound, material, Information or right without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access or license or sublicense.

         1.11 "Delivery Means" means a local drug delivery device or other means that is appropriate for the delivery of the Licensed Compound for use in the Field, and that is currently or hereafter developed and approved by the governing health authority of any country in the Territory for use in the Field (including without limitation such catheters as "Transport," "Infusasleeve II," and "Dispatch"), together with all diluents and other attachments appropriate for such use.

         1.12 "Development" means conducting in vitro and/or in vivo pre-clinical and clinical investigations and trials on the Licensed Compound and preparing, submitting and prosecuting, as set forth in Section 3.6, all Approval Applications, as necessary to obtain Regulatory Approval of Products for sale in the Field within the Territory.

         1.13  "Development  Committee"  means the committee  formed pursuant to
Section 3.2.

         1.14 "Development Plan" means the detailed written work plan prepared by Schwarz Pharma for Development of the Licensed Compound with the goal of achieving Regulatory Approval of Products within the Territory as promptly as practicable. The initial Development Plan prepared by Schwarz Pharma is attached hereto as Exhibit C, and is subject to amendment from time to time as provided in Section 3.4.

         1.15 "Drug Master File" means the submission (or the applicable part thereof), together with all Information contained therein, submitted to the FDA in the United States, or to the appropriate governing health authority in another country in the Territory, providing information on the manufacturing facilities and manufacturing processes for making a Product, including without limitation activities relating to manufacturing, processing, formulating, packaging and storage to be conducted by or under the direction of Lynx or its Affiliates, which Information may be used to support Regulatory Approval

                                       4.

of the Product in the United States or such other country. For purposes of this Agreement, the Drug Master File shall include the Chemical Manufacturing and Control file, as defined in the FDA regulations.

         1.16 "Failure of Supply" means a failure of Lynx to supply at least [REDACTED] of Schwarz Pharma's and its Affiliates' binding forecasted requirements, pursuant to Article 6 hereof, of Products for use in the Field (or actual orders, if less) for delivery in the immediately preceding calendar quarter, and at least [REDACTED] of Schwarz Pharma's and its Affiliates' binding forecasted requirements of Products (or actual orders, if less) that are due for delivery up to such date during the current calendar quarter, which failure is caused by an event of force majeure.

         1.17 "FDA" means the United States Food and Drug Administration, or the successor thereto.

         1.18 "Field" means the prevention or treatment of human arterial [REDACTED] involved in cardiovascular disease, but subject to Section 5.3.

         1.19 "Fully Burdened Costs" means, with respect to the manufacture of a particular Licensed Compound, Lynx's fully burdened costs of manufacturing the particular Licensed Compound or Clinical Trial Material, including without limitation all raw materials, labor, manufacturing and packaging costs and expenses, overhead amounts directly allocable to such manufacturing, and all Third Party royalties owed by Lynx based on its sales of such Licensed Compound hereunder to the extent not creditable at any time against Third Party running royalties, calculated in accordance with generally accepted accounting principles consistently applied.

         1.20 "IND" means the appropriate application, together with all documents, data and other information concerning a Licensed Compound that are required to be included in such application, filed or submitted with the FDA in the United States or the appropriate governing health authority of any other country in the Territory, for the purpose of obtaining approval or authority to commence human clinical trials in such country for the purpose of seeking general marketing approval.

         1.21 "Information" means information and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

                        CONFIDENTIAL TREATMENT REQUESTED
                                       5.

         1.22 "ITALICS Trial" means the clinical trial on the Licensed Compound to be carried out at the Thorax Center in Rotterdam under the direction of Dr. Patrick Serruys (or his replacement).

         1.23 "Joint Invention" means any invention, development, or discovery made or created jointly by employees or agents of Lynx or its Affiliate and employees or agents of Schwarz Pharma or its Affiliate during the course of work done pursuant to this Agreement.

         1.24 "Joint Patents" means all Patents in the Territory that claim Joint Inventions and that are filed by or on behalf of Lynx and/or Schwarz Pharma or an Affiliate of either.

         1.25 "Licensed Compound" means the oligonucleotide compound identified by Lynx as LR-3280, as more fully described on Exhibit A hereto, or such Back-Up Compound or Related Compound as Schwarz Pharma substitutes for LR-3280 under
Section 5.2.

         1.26 "Lynx Know-How" means Compound Information that is owned or Controlled by Lynx or an Affiliate of Lynx, but excluding Lynx Patents.

         1.27 "Lynx Patents" means all Patents in the Territory owned or Controlled by Lynx or an Affiliate of Lynx that claim or cover the manufacture, use or sale of the Licensed Compound or Products. Exhibit B hereto sets forth a list of Lynx Patents as of the Effective Date.

         1.28 "Major Country" means the United States, United Kingdom, France, Germany or Italy.

         1.29 "Manufacturing Information" means the Information contained in the Drug Master File and all other Information owned or Controlled by Lynx or it Affiliates, in each case that is maintained as confidential by Lynx or such Affiliate and that is necessary for or directly related to the manufacture of the Licensed Compound or a Product.

         1.30 "Material Supply Breach" means a failure of Lynx to supply at least [REDACTED] of Schwarz Pharma's and its Affiliates' binding forecasted requirements, pursuant to Article 6 hereof, of Products for use in the Field (or actual orders, if less) for delivery in the immediately preceding calendar quarter, and at least [REDACTED] of Schwarz Pharma's and its Affiliates' binding forecasted requirements of Products (or actual orders, if less) that are due for delivery up to such date during the current calendar quarter; provided, however, that any such failure shall not constitute a Material Supply Breach if such failure is caused by an event of force majeure.

                        CONFIDENTIAL TREATMENT REQUESTED
                                       6.

         1.31 "Net Sales" means the total amount invoiced or otherwise charged by Schwarz Pharma or its Affiliates on account of the sale of a Product to a non-Affiliate, less the following deductions to the extent actually incurred or allowed based upon the sale of such Product: (a) [REDACTED] incurred in connection with the exportation or importation of such Product; (e) [REDACTED], all to the extent consistent with normal practice in the industry; (f)
[REDACTED], to the extent not previously deducted from Net Sales; and (g) [REDACTED], to the extent consistent with the normal practice in the industry, and provided that any and all of the foregoing are calculated in accordance with generally accepted accounting principles applicable to the locality where the invoices are prepared and consistently applied.

         In the event that Schwarz Pharma or its Affiliates sells a Product packaged with a Delivery Means as a "kit", then the "Net Sales" for the Product contained in all such kits sold during a particular calendar quarter shall be deemed to be equal to the average Net Sales for such Product when sold alone during such quarter. The average Net Sales is calculated by dividing the total Net Sales for such Product during the quarter by the total number of units of Product sold during such quarter and included in the calculation of such total Net Sales.

         1.32 "Patent" means (a) all patent applications heretofore or hereafter filed or having legal force in any country; (b) all patents that have issued or in the future issue therefrom, including without limitation utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions (including supplemental protection certificates), additions, registrations or confirmations to or of any such patent applications and patents.

         1.33 "Pivotal Clinical Trials" means that portion of the clinical development program that provides for the expanded controlled, human clinical trials, performed after preliminary evidence suggesting dose and effectiveness of the Licensed Compound has been obtained, which are intended to gather the additional information about the effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the Licensed Compound and to provide adequate basis for labeling, in accordance with the appropriate governmental and institutional regulatory authorities.

                        CONFIDENTIAL TREATMENT REQUESTED

                                       7.

         1.34 "Product" means a pharmaceutical product containing the Licensed Compound that has received Regulatory Approval for commercial sale for use in the Field in a country in the Territory.

         1.35 "Qualification Date" means the date on which Lynx or its Affiliate has qualified a second manufacturing site for Products as required under Section 6.12.

         1.36 "Regulatory Approval" means, with respect to a country, all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of any federal, state or local regulatory agency, department, bureau or other government entity, necessary for the use, storage, import, transport and sale of a Product in such country for use in the Field.

         1.37 "Related Compounds" means all oligonucleotide compounds, other than the Licensed Compound and the Back-Up Compounds, that now or hereafter are owned or Controlled by Lynx or its Affiliates (e.g., [REDACTED]) and that specifically target either (a) the mRNA transcribed from the human c-myc gene, or (b) the DNA encoding the c-myc gene or promotor or other regulator regions of DNA associated with the c-myc gene that control its expression.

         1.38 "Schwarz Pharma Compound Information" means the data and results generated from the in vitro and/or in vivo preclinical and clinical investigation and testing of Licensed Compounds and/or Products during the term of this Agreement in the course of Development or related work on a Licensed Compound and/or Product by or on behalf of Schwarz Pharma, its Affiliates and/or its Sublicensees, but excluding Schwarz Pharma Patents.

         1.39 "Schwarz Pharma Patents" means all Patents owned by Schwarz Pharma or an Affiliate of Schwarz Pharma that claim or cover inventions, discoveries or developments that were conceived by employees or agents or consultants of Schwarz Pharma or one of its Affiliates in the course of conducting the Development or related work on a Licensed Compound or Product under this Agreement and that relate to the manufacture, use, formulation, delivery or sale of the Licensed Compound or any Product, but excluding Joint Patents.

         1.40 "Specifications" means the analytical specifications for the Licensed Compound and/or the Product as determined by the Development Committee, subject to the approval of Lynx on grounds of feasibility, which shall not be unreasonably withheld or delayed.

         1.41 "Steering Committee" means the committee formed by the parties pursuant to Section 3.1.

                        CONFIDENTIAL TREATMENT REQUESTED
                                       8.

         1.42 "Sublicensee" means an authorized or permitted Sublicensee of Schwarz Pharma as provided in Section 2.1(b).

         1.43 "Territory" means the countries in the European Union as of the Effective Date, the United States (including Puerto Rico), Mexico, Canada,
Turkey, Switzerland, the Czech Republic, Norway, Hungary, Poland, Russia, Belarus, Ukraine, and all other countries belonging to the Commonwealth of Independent States (known as "CIS") as of the Effective Date.

         1.44 "Third Party" means any entity or individual other than Lynx, Schwarz Pharma, or Affiliates of either.

         1.45 "U.S. Multi-Dose Efficacy Study" means that portion of the clinical development program in the United States that provides for the initial human testing of the Licensed Compound on a limited number of patients conducted in accordance with the appropriate governmental and institutional regulatory authorities, the intent of which is to demonstrate the presence or absence of pharmacological activity. The U.S. Multi-Dose Efficacy Study will be similar in scope to the protocol of the ITALICS Trial, except that such study shall be a dose-finding study that will evaluate [REDACTED] doses and the patient sample size will be increased accordingly.

2.       LICENSES AND RELATED RIGHTS.

         2.1      Product License Grant.

                  (a) Lynx hereby grants Schwarz Pharma and Affiliates of Schwarz Pharma the right and license (the "License"), with no right to sublicense except as provided in subsection (b) below, under the Lynx Patents and the Lynx Know-How and Lynx's rights in the Joint Patents, solely to use the Licensed Compound to conduct Development and to import, use, and sell Products solely for use in the Field within the Territory, provided that such Licensed Compound or Products, as applicable, either were purchased from Lynx pursuant to this Agreement or were manufactured by or on behalf of Schwarz Pharma or its Affiliates pursuant to the permitted and proper exercise of the license in
Section 2.2(a). The License shall be exclusive within the Territory, except that Lynx shall have the non-exclusive rights to use and conduct research on Licensed Compounds and otherwise as needed to perform its obligations hereunder.

                  (b) If Schwarz Pharma can demonstrate, to Lynx's reasonable satisfaction, that Schwarz Pharma is required to sublicense to a particular entity the right, in a certain country in the Territory, to conduct Development on, import, use and/or sell, as applicable, the Licensed Compound and/or Product in order for Schwarz Pharma to achieve the Development, promotion, marketing and sale of the Product in such country, then Lynx agrees at that time to permit, by written amendment to this Agreement,

                        CONFIDENTIAL TREATMENT REQUESTED
                                       9.

Schwarz Pharma to grant such a sublicense to the entity identified by Schwarz Pharma. With respect to any Major Country, in addition to the foregoing limitations, Schwarz Pharma may grant a sublicense in such country only subject to the following: (i) the sublicense may only be granted with respect to the importation, use or sale of a Product in such country, and not for Development;
(ii) in determining the purchase price of Products purchased by Schwarz Pharma and sold to a Sublicensee in a Major Country, the "Net Sales" for such Products shall be the the amount calculated under Section 1.31 based on the total amount invoiced or otherwise charged by such Sublicensee on sale of such Product to a Third Party, rather than by Schwarz Pharma or its Affiliate; and (iii) Schwarz Pharma or its Affiliate shall not enter into an agreement with such Sublicensee in the Major Country that has the effect of reducing the amount that such Sublicensee would otherwise charge a Third Party for sale of such Products (e.g., a bundled sale agreement under which Schwarz Pharma would receive a higher amount from such Sublicensee on account of Schwarz Pharma's sale of a separate product, in exchange for Schwarz Pharma charging the Sublicensee less for the Product).

         2.2 Back-Up Manufacturing License. In the event that Lynx commits a Material Supply Breach or there is a Failure of Supply, Schwarz Pharma shall give Lynx written notice of such event promptly thereafter. If such Material Supply Breach or Failure of Supply remains uncured [REDACTED] days after such written notice to Lynx, Schwarz Pharma may exercise (but without the obligation to exercise) the back-up manufacturing rights (the "Back-Up Rights") to manufacture, or compel Lynx to sublicense a Third Party to manufacture for Schwarz Pharma, the Product as provided below, by giving Lynx written notice promptly after such opportunity to cure has expired without cure of the breach or failure to supply. The [REDACTED] day cure period described in the preceeding sentence shall be reduced (but not below 0) by the number of days, if any, which on the date [REDACTED] days prior to the Failure of Supply or Material Supply Breach would have resulted from subtracting from [REDACTED] the number of days inventory of Schwarz Pharma's requirements for Products which were then maintained in storage by Lynx pursuant to Section 6.13, provided, however, that if the date [REDACTED] days prior to the Failure of Supply or Material Supply Breach was before the Qualification Date, then the [REDACTED] day cure period described in the preceding sentence shall instead be reduced (but not below 0) by the number of days, if any, which on the date [REDACTED] days prior to the Failure of Supply or Material Supply Breach would have resulted from subtracting from [REDACTED] the number of days inventory of Schwarz Pharma's requirements for Products which were then maintained in storage by Lynx pursuant to Section
6.13. For purposes of the calculation described in the immediately preceding sentence, the amount of inventory maintained at the applicable date shall be based on the most recent forecast supplied by Schwarz Pharma as of the date[REDACTED] days or [REDACTED] days (whichever is applicable) prior to the Failure of Supply or Material Supply Breach, regardless of any actual orders

                        CONFIDENTIAL TREATMENT REQUESTED
                                      10.

subsequent to that date which may have reduced such inventory below the levels expected in the applicable forecast.

                  (a) Immediately upon Schwarz Pharma providing Lynx proper notice that it elects to exercise the Back-Up Rights provided in this Section, Schwarz Pharma and its Affiliates shall have the right to exercise the non-exclusive right and license, under the Lynx Patents, the Lynx Know-How and the Manufacturing Information, solely to make the Licensed Compound solely for incorporation into Products for use in the Field within the Territory (the "Back-Up Manufacturing License"). [REDACTED]

                  (b) In the event that Schwarz Pharma, due to Lynx's uncured Material Supply Breach or an uncured Failure of Supply, exercises the Back-Up Manufacturing License, Lynx shall provide Schwarz Pharma with the Specifications for the Licensed Compound or Product and the Manufacturing Information applicable to the Licensed Compound or such Product, or, at Schwarz Pharma's election, Schwarz Pharma may obtain such information from the escrow account established pursuant to Section 6.14. During the period that Schwarz Pharma exercises the Back-Up Rights, Schwarz Pharma shall pay to Lynx a royalty equal to [REDACTED] of Net Sales of Product manufactured by Schwarz Pharma or on behalf of Schwarz Pharma by such Third Party sublicensees, representing a share of the amount Lynx owes it Third Party licensors based on such manufacture of Products. For a period [REDACTED] of [REDACTED] months, in the event of an uncured Failure of Supply, or [REDACTED] months, in the event of an uncured Material Supply Breach, after the date Schwarz Pharma elects to exercise the Back-Up Rights, the manufacture of Licensed Compound under the Back-Up
Manufacturing License [REDACTED]. Commencing at the end of the [REDACTED], Schwarz Pharma shall pay Lynx a royalty, for all Licensed Compound or Product manufactured [REDACTED] Schwarz Pharma or its Affiliates under the Back-Up Manufacturing License, equal to [REDACTED] of the Net Sales of the applicable Licensed Compound or Product, plus the royalty of [REDACTED] of Net Sales as set forth above.

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                                      11.

                  (c)  Notwithstanding  the foregoing,  if at any time after the first anniversary of the date Schwarz Pharma gives notice it elects to exercise the Back-Up Rights Lynx can demonstrate to Schwarz Pharma's reasonable satisfaction, to be exercised in good faith, that Lynx has the ability to manufacture Schwarz Pharma's and its Affiliates' commercial requirements of Products for use in the Field, Lynx may, by twelve (12) months prior written notice to Schwarz Pharma, terminate Schwarz Pharma's exercise of the Back-Up Manufacturing License, and commence supplying the Products to Schwarz Pharma and its Affiliates under the terms of this Agreement. If Lynx elects to terminate Schwarz Pharma's exercise of the back-up license rights, Lynx shall immediately thereafter reimburse Schwarz Pharma for its reasonable unrecovered expenses of commencing and winding up production of the Product under the Back-Up Manufacturing License, and/or terminating the supply arrangement with the Third Party sublicensee under such rights. However, Lynx may exercise only once the right under this Section 2.2(c) to recommence supplying Product.

         2.3 Disclosure of Lynx Compound Information. Within two months following execution of this Agreement, Lynx shall disclose to Schwarz Pharma all Compound Information that is then owned or Controlled by Lynx or its Affiliates. Promptly after development or receipt, but in any event on no less than a [REDACTED] basis during the Agreement, and subject to the following limitations, Lynx shall continue to disclose to Schwarz Pharma all additional Compound Information that thereafter is owned or Controlled by Lynx or its Affiliates. Schwarz Pharma understands and agrees that Lynx has no obligation to disclose any clinical trial data or other Information regarding the Licensed Compound or Products that is developed, generated or acquired in association with the Asian Partner or other (sub)licensee of Lynx, except as may be provided pursuant to an agreement with such party. Lynx agrees to use reasonable efforts to facilitate negotiation with the Asian Partner for Schwarz Pharma to enter into such an agreement providing for exchange of clinical trial data and other relevant Information of the respective parties.

         2.4 Disclosure of Back-Up Compound Information. At least [REDACTED] per calendar year, Lynx shall disclose to Schwarz Pharma a summary of relevant Back-Up Compound Information not previously disclosed to Schwarz Pharma, for the purpose of keeping Schwarz Pharma informed about the potential utility of the Back-Up Compounds and Related Compounds in the Field in the event that the Licensed Compound then in Development proves unsafe or not sufficiently efficacious. If Schwarz Pharma determines that it has concerns about continuing to conduct development on the Licensed Compound and is considering exercising the rights under Section 5.2, Schwarz Pharma may ask for additional Information regarding particular Back-Up Compounds and/or Related Compounds, and Lynx shall provide reasonable additional Information within its Control relating to use in the Field. Notwithstanding the foregoing, Schwarz Pharma understands and agrees that Lynx has no obligation to identify, seek to discover or

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                                      12.

develop any additional Back-Up Compounds or Related Compounds or any additional Back-Up Compound Information.

         2.5 Covenants Against Unauthorized Use. Schwarz Pharma hereby covenants that Schwarz Pharma and its Affiliates and Sublicensees: (a) will not utilize or practice the Lynx Patents or Lynx Know-How except as expressly permitted under the License, or, if applicable, the Back-Up Manufacturing License, (b) will not sell any Licensed Compound or Product outside the Territory, and (c) will not market, promote, or advertise any use of any Licensed Compound outside the Field, except to the extent that Schwarz Pharma obtains rights outside the Field pursuant to Section 5.1. Schwarz Pharma and its Affiliates shall impose on its non-Affiliate distributors and dealers and other customers the same restrictions on resale of the Products as are imposed on Schwarz Pharma hereunder, subject to compliance with any applicable laws or governmental regulations in the Territory.

         2.6 Expansion of Territory. At its discretion during the term of the Agreement, Lynx may make a written proposal to add to the definition of "Territory" any one or more other countries (excluding countries licensed to the Asian Partner), which proposal shall include any fees or milestone payments required to add such country to the Territory, which proposal Schwarz Pharma may accept or decline. A Lynx proposal to add a country to the Territory shall be effective upon written acceptance by Schwarz Pharma.

         2.7 License to Joint Inventions and Joint Patents. Schwarz Pharma hereby grants to Lynx and its Affiliates the non-exclusive, royalty-free, perpetual right and license within the Territory under Schwarz Pharma's interests in the Joint Inventions and any Joint Patents that are owned jointly by the Parties, solely to develop, make, have made, use, import and sell the Back-Up Compounds and the Related Compounds for all uses and indications outside the Field.

3.       PRODUCT DEVELOPMENT.

         3.1 Overall Management of Collaborative Efforts. Promptly after the Effective Date, the Parties shall form a Steering Committee constituted of two representatives from each Party. The Steering Committee shall meet regularly, at least once each six (6) months during the Agreement, at mutually convenient sites designated on an alternating basis by each Party. The Steering Committee shall (i) oversee all activities of the Parties under this Agreement, including the coordination of the overall strategy for development of Products, subjects to the specific decision-making rules provided in this Agreement; and (ii) shall be responsible for establishing appropriate goals and development milestones and criteria. The parties intend that Development activities shall be conducted under the supervision of the Development Committee

                                      13.

appointed pursuant to this Article and that the Development Committee shall report to and be under the supervision of the Steering Committee. In addition, the Steering Committee shall resolve any disputes or disagreements that are unresolved by the Development Committee. The Steering Committee shall make a good faith effort to reach unanimous decisions. Each Party shall have one vote and in cases of dead-lock, Schwarz Pharma shall have the tie-breaker vote. On a [REDACTED] basis in connection with a meeting of the Steering Committee, each Party shall prepare a report for the Steering Committee detailing the progress of the work, successes, problems, delays, under or overspending in that period and shall review the commitment under the Development Plan for the remainder of the year. Such report shall be delivered to the Steering Committee and the other Party no fewer than [REDACTED] days prior to the applicable Steering Committee meeting. The general format of this report shall be agreed by the Parties.

         3.2 Development Committee. Each Party recognizes that the work contemplated under the Development Plan requires the cooperation of both Parties, with the understanding that Schwarz Pharma shall be responsible for conducting all Development work unless otherwise specified herein. To accomplish such cooperation, Schwarz Pharma and Lynx agree to establish the Development Committee to ensure the smooth and orderly progress of work under the Development Plan and to facilitate communication between the Parties. The Development Committee shall consist of three representatives of each Party (or such other number as the Parties agree). The Development Committee (together with such members of the project team as the Development Committee members deem appropriate) shall meet no less than once each [REDACTED] during the Agreement, or more frequently as the Parties shall mutually agree, at places to be designated alternately by each Party. The Development Committee shall (i) oversee all preclinical and clinical investigations and efforts undertaken under the Agreement in conducting Development of the Licensed Compounds in the Territory for use in the Field; (ii) establish working project teams at Schwarz Pharma and Lynx, respectively, to conduct work under the Development Plan; and
(iii) be the primary contact point between the Parties regarding the transfer of Information and the discussion of the Development Plan and Schwarz Pharma's efforts to conduct Development. Each Party may appoint its representatives to the Development Committee and other members of its project team at its discretion. The members of the project teams shall meet and communication as frequently as appropriate to carry out the objectives of the Development Plan. It is the intent of the Parties, in working together, to develop and commercialize the Products as set forth herein, and to assign responsibilities for the various operational aspects of the collaboration to those portions of their respective organizations which have the appropriate resources, expertise and responsibility for such functions, but subject to the overall requirements of Section 3.3. The Parties intend that their respective organizations will work together to assure the success of their

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                                      14.

collaboration. Recognizing that the final decisions regarding Development are within Schwarz Pharma's control (subject to obligations in Section 3.3), the discussions and deliberations of the Development Committee will be reported to Schwarz Pharma and the Steering Committee. Schwarz Pharma agree to give due consideration to any requests or recommendations of the Development Committee, to benefit the Development of potential Products and allow Lynx to better provide support in Development.

         3.3 Development in the Territory. Schwarz Pharma shall have the responsibility to conduct the Development, itself or through its Affiliates or Sublicensees, as applicable, on its behalf, of the Licensed Compound within the Territory in order to obtain and maintain Regulatory Approval of Products as promptly as practicable. As provided below, the Parties agree to work closely together in conducting such Development and to cooperate in attempting to proceed with Development efforts as quickly as practicable. Schwarz Pharma will consult regularly with the Development Committee concerning the Development efforts undertaken by Schwarz Pharma, its Affiliates and Sublicensees in the Territory. In addition to Lynx's other duties under the Agreement, Lynx agrees to provide Schwarz Pharma reasonable assistance, at Schwarz Pharma's cost and expense (other than expenses related to the Drug Master File), in conducting such Development. Except as provided in the following, Schwarz Pharma, its Affiliates and Sublicensees shall be solely responsible for all costs and expenses of Schwarz Pharma, its Affiliates and Sublicensees relating to such Development efforts and to obtaining such Regulatory Approval of Products. Lynx agrees to pay for and conduct the ITALICS Trial, according to the protocol as existing on the Effective Date or as subsequently modified by Lynx at its discretion, subject to the approval of Schwarz Pharma not to be unreasonably withheld or delayed. Schwarz Pharma may request changes to such ITALICS Trial protocol, and is responsible for all additional costs and expenses caused predominantly by such changes. Lynx also agrees, at Schwarz Pharma's expense, to prepare and provide to Schwarz Pharma for filing the IND for the U.S. Multi-Dose Efficacy Trial, which filing shall occur no later than [REDACTED] days after Lynx provides the complete IND.

         3.4 Development Plan. Schwarz Pharma has prepared and Lynx has reviewed the initial Development Plan. After the end of each calendar year while Schwarz Pharma is conducting Development on a Licensed Compound, or at such other times as the Development Committee deems appropriate, the Development Committee shall modify the Development Plan, to reflect such revised Development activities as the Development Committee reasonably determines to be necessary or useful to attempt to achieve Regulatory Approval of Products within the Territory as soon as commercially practicable, after considering the results of the Development of such Licensed Compound during such year and the anticipated regulatory requirements to achieve such Regulatory Approval. The Development Committee shall provide such modified Development Plans to Lynx for its prior review. The Parties shall attach all such modifications to Exhibit C


                        CONFIDENTIAL TREATMENT REQUESTED
                                      15.

hereto. Schwarz Pharma and Lynx will use good faith, commercially reasonable and diligent efforts to perform their respective obligations under the Development Plan. Without limiting the foregoing, Schwarz Pharma agrees that it, its Affiliates and/or Sublicensees will pursue programs of Development of the Licensed Compound with diligent efforts no less than Schwarz Pharma applies to the development of its own compounds or products with similar regulatory requirements and market potential. If Schwarz Pharma commits a material breach of such diligence obligations (provided that such breach shall not be as a result of force majeure), and such breach remains uncured [REDACTED] days after written notice thereof, Lynx may, at its election and in its sole discretion, and upon written notice to Schwarz Pharma, terminate this Agreement or convert to non-exclusive Schwarz Pharma's rights throughout the Territory. The actual means by which Schwarz Pharma conducts the Development of the Licensed Compound are at Schwarz Pharma's discretion, subject to Schwarz Pharma's compliance with its diligence obligations under this Article 3 and Section 13.4.

         3.5 Reports. Schwarz Pharma shall maintain accurate and complete records of all Development activities and all results of any trials, studies and other investigations conducted by or on behalf of Schwarz Pharma, its Affiliates or Sublicensees, as applicable, hereunder. Within [REDACTED] days of the end of every June and December while Development is being conducted on the Licensed Compound, Schwarz Pharma shall prepare and submit to the Development Committee a report summarizing all such Development activities, and identifying significant results or developments during such period. Such reports shall include, without limitation, discussions related to any significant deviations from the Development Plan and Schwarz Pharma's proposed actions to address such significant deviations, but need not restate items specifically reported to the regular meetings of the Development Committee. Lynx shall have the right to a copy of all such reports, provided that all such copies are subject to protection under Article 11.

         3.6 Approval Applications. Schwarz Pharma and its Affiliates and Sublicensees, as applicable, will be solely responsible at Schwarz Pharma's expense for assembling all Approval Applications needed to obtain Regulatory Approval in the Territory, provided, however, that if Lynx is the manufacturer of the Licensed Compound and/or Products, Lynx shall be responsible, at Lynx's expense, for preparing the Manufacturing Information and Drug Master File (as applicable) required by such Approval Applications. Such Approval Applications (excepting the Drug Master File) will be owned by and filed in the name of Schwarz Pharma (or its Affiliate or Sublicensee, as applicable). Schwarz Pharma (or its Affiliate or Sublicensee, as applicable) will be responsible for diligently preparing or causing such Approval Applications (excepting the Drug Master File) to progress through the approval process in the Territory. Lynx shall retain ownership and control of all confidential or proprietary Information of Lynx or its Affiliates or licensors that is prepared by Lynx for inclusion in

                        CONFIDENTIAL TREATMENT REQUESTED
                                      16.

such Approval Applications. Schwarz Pharma (or its Affiliate or Sublicensee, as applicable) shall retain ownership and control of all confidential or proprietary Information of Schwarz Pharma or its Affiliates or Sublicensees prepared by them for inclusion in such Approval Applications. At Lynx's discretion, Lynx may require that any Manufacturing Information submitted by Lynx as part of such Approval Applications shall be maintained in a separate Drug Master File that is submitted to the appropriate regulatory authorities separate from the rest of the Approval Application and maintained confidential to the extent permitted by applicable laws and regulations in the country. Ownership of such Drug Master Files and any Manufacturing Information included in any such Approval Application shall remain with Lynx. Lynx shall be responsible, at Schwarz Pharma's expense and reasonable assistance, for causing such Drug Master File to progress through the approval process in the Territory. Schwarz Pharma may consult with Lynx with respect to Approval Applications, and may reference the Drug Master File as appropriate. Lynx will cooperate with Schwarz Pharma in such manner as Schwarz Pharma may reasonably request to assist in obtaining Regulatory Approvals.

         3.7 Adverse Events. During the term of the Agreement, each Party shall notify the other immediately of any Information of which such Party becomes aware concerning any material adverse side effect, injury, toxicity or sensitivity reaction, whether or not serious or unexpected (collectively, any "adverse event"), or any unexpected incidence, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of the Licensed Compound or any Product, whether or not determined to be attributable to the Licensed Compound or any Product. Without limiting the generality of the foregoing, each Party shall notify the other Party of any event or incidence regarding the Licensed Compound or any Product, which it is required to notify or report to any governmental authority of the country in which it sells the Licensed Compound or such Product, prior to the date when it is required to give such notice or to make such report. Each Party further shall immediately notify the other of any Information received regarding any threatened or pending action by a governmental agency or any other Third Party arising out of or relating to an alleged adverse event or unexpected incidence regarding any Licensed Compound or Product. Upon receipt of any such Information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting either Party's right to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law or regulation, including the right of a Party to recall or withdraw such Licensed Compound or Product from development, marketing and selling. In addition, to the extent permitted under any third party agreements, each Party will disclose to the other any negative information relating to clinical efficacy of the Licensed Compound learned by such Party during the Agreement. The obligations in this Section 3.7

                                      17.

pertaining to Licensed Compound and Products shall survive the expiration or termination of this Agreement.

         3.8 Disclosure of Initial U.S. Efficacy Trial Data. Schwarz Pharma agrees to disclose to Lynx all results and data from the U.S. Multi-Dose Efficacy Trial. Lynx shall have the right to disclose such results and data to the Asian Partner. Except as permitted under a separate agreement between the Asian Partner and Schwarz Pharma, Lynx shall not disclose any other clinical trial data resulting from Schwarz Pharma's Development efforts hereunder.

         3.9      Restrictive Covenants.

                  (a) Schwarz Pharma Obligations. During the term of the Agreement, Schwarz Pharma shall not develop, market or sell in the Territory any [REDACTED] good faith for use in the field unless Schwartz Pharma is contemporaneously [REDACTED] to conduct Development and/or marketing [REDACTED] for use in the Field, which Development and/or marketing efforts involve expenditure of [REDACTED] (as applicable). Schwarz Pharma further covenants and agrees that neither it nor its Affiliates or Sublicensees shall conduct any development work on the Licensed Compound for use outside the Field.

                  (b) Lynx Obligations. During the term of this Agreement, Lynx shall not market or sell, and shall not license any Third Party under the Lynx Patents and Lynx Know-How to develop, market or sell within the Territory, the Licensed Compound for any use, whether in the Field or outside the Field. In addition, Lynx covenants that it shall not develop or grant any Third Party the right to develop, market or sell any Back-Up Compound or Related Compound for use in the Field in the Territory. In addition, Lynx agrees that any agreement pursuant to which Lynx grants a Third Party the right to sell the Licensed Compound shall require that such Third Party not sell the Licensed Compound in the Territory, and that any agreement pursuant to which Lynx grants a Third Party the right to sell a Back-Up Compound or Related Compound shall require that such Third Party not sell such compound for use in the Field in the Territory.

         3.10 Lynx Development. Lynx shall retain the right to develop or to have Third Parties develop, market and sell the Licensed Compound for use in the Field in all countries outside the Territory. In addition, Lynx retains the rights to develop, market and sell, or grant a Third Party rights to do so, any Back-Up Compound or Related

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                                      18.

Compound for use in all indications outside the Field, but subject to Schwarz Pharma's rights under Section 5.1.

         3.11 Analytical Certification Assistance. Lynx shall provide the Compound Analytical Information to Schwarz Pharma upon Schwarz Pharma's reasonable request. Upon Schwarz Pharma's reasonable request, Lynx shall also make its personnel available in Germany (without charge to Schwarz Pharma) for such reasonable amount of time as is necessary to train Schwarz Pharma personnel to perform the analytical procedures necessary to meet European certification requirements.

         3.12 Remedies for Lynx Breach of Development Obligations. In the event that Lynx materially breaches its obligations under this Article 3 with respect to the conduct of Development, and Lynx fails to cure such breach within [REDACTED] days of written notice from Schwarz Pharma, then, in addition to any other remedies that Schwarz Pharma may be entitled to under this Agreement, Schwarz Pharma shall be entitled to the remedy of specific performance of such obligations. If such uncured material breach involves failure of Lynx to prepare the IND, as required under Section 3.3, then Lynx shall be obligated, on written notice by Schwarz Pharma after the end of the period to cure such breach, to provide Schwarz Pharma with the Information in Lynx's possession relating to such IND, and Schwarz Pharma will be entitled to prepare the IND and to submit the IND as part of Schwarz Pharma's Development efforts. If such uncured material breach involves failure of Lynx to fund and complete the ITALICS Trial (other than due to an event of force majeure or decision of the principal investigators of such trail to terminate the trail), then Schwarz Pharma shall be permitted to step in and perform Lynx's obligations with respect to funding and completing such trial, subject to repayment by Lynx of the costs to Schwarz Pharma for performing such Lynx obligations. If such uncured material breach involves failure of Lynx to prepare the Drug Master File, to the extent required under Section 3.6, then Lynx shall be obligated, on written notice by Schwarz Pharma after the end of the period to cure such breach, to provide Schwarz Pharma with the Manufacturing Information, and Schwarz Pharma will be entitled to prepare the DMF and to submit the DMF as part of Schwarz Pharma's Approval Applications.

4.       MARKETING.

         4.1 Marketing Efforts. Schwarz Pharma and its Affiliates shall use diligent efforts to market and sell the Products that have received the applicable Regulatory Approval in a country in the Territory for use in the Field in each such country. At least [REDACTED] months prior to the expected commercial launch of a Product in the Territory, Schwarz Pharma shall provide Lynx with a copy of the Schwarz Pharma marketing plan for such Product in the Territory, for Lynx's review and information. Thereafter, on an [REDACTED] basis after launch, Schwarz Pharma shall provide Lynx with its marketing plan


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                                      19.

for such Product for the following year, for Lynx's review and information. Schwarz Pharma shall consider in good faith Lynx's reasonable suggestions or concerns in such Schwarz Pharma marketing plans. Subject to the foregoing, all decisions regarding marketing, promotion and sales of Products in the Territory by or on behalf of Schwarz Pharma shall be at Schwarz Pharma's sole discretion.

         4.2 Packaging and Labeling. The Product for commercial sale under this Agreement shall be packaged and labeled consistent with the requirements of the regulatory authorities in the Territory, shall identify any applicable Lynx Patents consistent with marking requirements, and, if applicable, shall identify Lynx as the manufacturer and supplier of the Product. Subject to the foregoing, Schwarz Pharma shall in its reasonable discretion determine the packaging and labeling for the Products.

         4.3 Reports. Commencing after a Product is commercially sold in the Territory, Schwarz Pharma will provide to Lynx a report on a [REDACTED] basis within [REDACTED] days of the end of such [REDACTED] period summarizing Schwarz Pharma's, its Affiliates' and Sublicensees' marketing efforts with respect to Products during such period. Schwarz Pharma shall also provide Lynx with copies of its internal quarterly marketing updates with respect to Products, if any, within [REDACTED] days of the end of each quarter.

         4.4 Sales of Delivery Means. If Schwarz Pharma determines in its reasonable discretion exercised in good faith that it is economically beneficial for Schwarz Pharma (or its Affiliate) to market and sell Delivery Means in conjunction with and for use with the Products, but as a separate product (i.e., not packaged in a kit), in any country in the Territory, then Schwarz Pharma shall give notice to Lynx. Promptly thereafter, the Parties shall meet and negotiate in good faith a compensation mechanism to provide Lynx with an equal share of any profit resulting from such sale of Delivery Means intended for use with the Product, provided that Schwarz Pharma has exclusive rights or a dominant market position with respect to sale of such Delivery Means for use with the Product. Thereafter, Schwarz Pharma shall use commercially reasonable and diligent efforts to market and sell the Delivery Means in such country in the Territory.

         4.5 Restrictions on Distributors and Dealers. Schwarz Pharma shall use its commercially reasonable and diligent efforts to provide that any of its non-Affiliate distributors or dealers to whom Schwarz Pharma or its Affiliates or Sublicensees sells the Products for resale shall not sell any Products to any customer located outside the Territory and shall not market, promote or advertise use of a Product or Licensed Compound for any use other than use in the Field, subject to compliance with any applicable laws or governmental regulations in the Territory.


                        CONFIDENTIAL TREATMENT REQUESTED
                                      20.

5.       RIGHTS TO OTHER COMPOUNDS AND FIELDS AND TO [REDACTED].

         5.1 Right of Negotiation for Other Indications. Lynx hereby grants Schwarz Pharma a right of negotiation as provided in this Section regarding other applications or indications outside the Field (excluding certain indications as provided below). Provided that Schwarz Pharma has diligently executed or is continuing to diligently execute in a timely manner the Development Plan with respect to the Licensed Compound for use in the Field in the Territory, Lynx will give Schwarz Pharma written notice if at any time Lynx desires to grant a license to a Third Party within the Territory to research, develop, import, use or sell one or more Back-Up Compounds or Related Compounds for a particular use, indication or application outside the Field but excluding all cancer indications. Such notice shall include such Information owned or Controlled by Lynx or its Affiliates as Lynx in its reasonable discretion believes would be necessary to enable Schwarz Pharma to evaluate its interest in obtaining a license outside the Field with respect to the identified Back-Up Compound or Related Compound and/or the Licensed Compound. If Schwarz Pharma is interested in obtaining such a license, Schwarz Pharma shall give Lynx written notice of its desire to negotiate such license within [REDACTED] days of receipt of such written notice and Information from Lynx. If Schwarz Pharma provides such notice, the Parties will meet and negotiate in good faith, during the [REDACTED] day period following Schwarz Pharma's provision of such notice, the terms and provisions of a license agreement granting Schwarz Pharma such license rights to commercialize the applicable Back-Up Compound or Related Compound and/or Licensed Compound for such use, application or indication outside the Field within the Territory. If, at the end of such [REDACTED] period, the Parties cannot reach agreement on the terms of such license agreement, Lynx may thereafter enter into a license agreement with a Third Party granting such Third Party the proposed license rights outside the Field within the Territory with respect to the applicable Back-Up Compound or Related Compound. It is understood that, subject to providing notice as above, Lynx may also negotiate with Third Parties at any time regarding such license.

         5.2 Right to Substitute a Back-Up Compound or Related Compound. Lynx hereby grants Schwarz Pharma the right to substitute, in lieu of the then-existing Licensed Compound, a specific Back-Up Compound or Related Compound, subject to the specific provisions in this Section.

                  (a) During the term of this Agreement, provided that Schwarz Pharma has diligently executed or is continuing to diligently execute in a timely manner the Development Plan with respect to the Licensed Compound for use in the Field in the Territory, if Schwarz Pharma reasonably determines that it is not commercially or technically feasible, due to safety or efficacy issues, to obtain Regulatory Approval of the Licensed Compound as a Product for use in the Field, Schwarz Pharma may give Lynx written notice that it desires to relinquish all rights to the then-designated Licensed

                        CONFIDENTIAL TREATMENT REQUESTED
                                      21.

Compound and to substitute as the new Licensed Compound under this Agreement one of the then-available Back-Up Compounds or Related Compounds.

                  (b) Upon receipt of such written notice from Schwarz Pharma, Lynx shall prepare and provide to Schwarz Pharma a list of all the Back-Up Compounds and Related Compounds that are then available for license. Schwarz Pharma understands and agrees that Lynx may at any time remove particular Back-Up Compounds or Related Compounds from availability hereunder, if Lynx has expended or contractually committed to spend at least [REDACTED] in research or preclinical investigations on any such compound for use in an indication outside the Field, or has granted a Third Party a license to research, develop and/or commercialize such Back-Up Compound or Related Compound outside the Field. Any such compound shall thereafter be unavailable to Schwarz Pharma under this Agreement, unless Lynx subsequently determines it shall not seek to develop or partner such compound, or such Third Party loses its rights under such license. Lynx shall also provide Schwarz Pharma any additional Back-up Compound Information with respect to such available compounds that may reasonably be useful in Schwarz Pharma's evaluation of whether to substitute a particular compound.

                  (c) Within [REDACTED] days of disclosure of such list and such additional Information, the Parties will discuss in good faith Schwarz Pharma's desire to substitute a compound on such list for the then-existing
Licensed  Compound,   and  within  [REDACTED]   days  after  commencing  such
discussions,  Schwarz  Pharma  will give Lynx  notice in writing of the  Back-Up
Compound or Related Compound on such list that Schwarz Pharma desires to designate as the Licensed Compound in the place of the then-designated Licensed Compound. Schwarz Pharma may substitute any available Back-Up Compound without any additional economic terms, and upon such substitution the prior Licensed Compound shall no longer be subject to or covered by, any of the rights granted Schwarz Pharma under this Agreement, and such designated Back-Up Compound shall then be identified as the "Licensed Compound" under the Agreement for all time (unless a further substitution is made as provided hereunder).

                  (d) If Schwarz Pharma desires to substitute a Related Compound as the Licensed Compound, it may do so provided that Schwarz Pharma and Lynx agree on appropriate economic terms for adding such Related Compound to the terms of the Agreement as the Licensed Compound in place of the then-designated Licensed Compound. Such additional economic terms may include license fees and milestone payments for such Related Compound, as appropriate to compensate Lynx for the research and development costs Lynx expended on discovering and developing such compounds, and for the risks assumed with respect to such expenditures. Upon the Parties reaching agreement on such financial terms, the Parties will execute an appropriate amendment to the Agreement, adding such Related Compound to the definition of "Licensed Compound" in place of the then-designated Licensed Compound,

                        CONFIDENTIAL TREATMENT REQUESTED
                                      22.

and such the prior Licensed Compound shall no longer be subject to any terms or rights under this Agreement.

         5.3 Obligation to Develop or Partner the [REDACTED]. As of the Effective Date, the Parties have included within the definition of the Field three applications for the Licensed Compound for which Lynx has a current interest: the use of the Licensed Compound on a [REDACTED] product to be placed in a [REDACTED] as part of a stenosis-reducing procedure such as angioplasty (the "[REDACTED] Application"), the use of the Licensed Compound in association with an [REDACTED] to reduce stenosis of the [REDACTED] (the "[REDACTED]
Application") and the use of the Licensed Compound in association with [REDACTED] to reduce stenosis at the [REDACTED] (the "[REDACTED] Application") (the [REDACTED] Application, the [REDACTED] Application and the [REDACTED] Application are referred to as the "Applications"). Schwarz Pharma understands and agrees that Schwarz Pharma must make a specific commitment to develop or have developed each Application in order to maintain such Application included within the Field. Specifically, with respect to an Application, Schwarz Pharma must, prior to the end of the [REDACTED] month period directly after the Effective Date, either (i) commence and continue a development program, under the oversight and management of the Development Committee, involving expenditure of at least [REDACTED] million per year on research and development of each such Application, until commercialization, or (ii) enter into a collaboration or other strategic alliance with an appropriate Third Party pharmaceutical or medical device company for the development of each such Application, which alliance involves the expenditure of at least [REDACTED] million per year on research and development of each such Application until commercialization is achieved. However, for purposes of the preceding sentence (a) the [REDACTED] Application and the [REDACTED] Application shall be combined and treated as one Application so that a [REDACTED] million commitment is applicable for the two Applications combined and Schwarz Pharma may allocate the required commitment between those two Applications as it sees fit; and (b) Schwarz Pharma's first [REDACTED] months spending commitment for the [REDACTED] Application and the [REDACTED] Application combined shall be reduced to [REDACTED] by Lynx's commitment to spend within the same period [REDACTED] on the preclinical development of the [REDACTED] and [REDACTED] Applications. If Schwarz Pharma does not achieve the above commitments with respect to an Application by the end of the period, such Application shall be specifically excluded from the Field. In addition, if a development program meeting such requirements is commenced for an Application, but at a later date terminates or fails to meet the required funding level, other than by achieving commercialization of a Product for use in such Application, then at such date such Application shall thereafter be excluded from the Field. With respect to the [REDACTED] Application and the [REDACTED] Application, the above spending shall also be deemed not to have been achieved with respect to either one of them which does not receive at least [REDACTED] of the spending which otherwise meets the spending requirement for the two Applications combined.

                        CONFIDENTIAL TREATMENT REQUESTED
                                      23.

         5.4 Compensation from Partnering of Applications. If Schwarz Pharma or any of its Affiliates enters into a collaboration or any other strategic alliance with an appropriate Third Party regarding the development, distribution, marketing and/or sale of a Product containing the Licensed Compound for use in an Application, as contemplated in Section 5.3 above, then Schwarz Pharma shall pay to Lynx a share of any license fees, milestone payments, and other revenues received from such Third Party as provided below, but excluding any sponsored research support funding contributed to Schwarz Pharma or its Affiliate by such Third Party that is specifically used by Schwarz Pharma or its Affiliate for conducting research on use of the Licensed Compound for such Application. Such share shall equal [REDACTED] of any such license fees and milestone or similar payments received by Schwarz Pharma or its Affiliate from such Third Party Partner based on the agreement to develop, market, distribute or sell the Licensed Compound for use in the Application. Schwarz Pharma shall also pay Lynx as provided in Section 6.7 for Schwarz Pharma's or its Affiliate's purchases of Products that are resold to the Third Party. In addition, with respect to the [REDACTED] Application, Schwarz Pharma agrees to pay Lynx [REDACTED] of any other amounts Schwarz Pharma may receive from such Third Party based on its sale of the [REDACTED] Product. Schwarz Pharma shall keep Lynx fully informed in a timely manner of any negotiations with potential Third Party corporate partners or collaborators with respect to an Application, including summaries of the proposed business terms and updates on the status of and developments in such negotiations. Schwarz Pharma will provide to Lynx for its review and comment a copy of any proposed agreement with such a partner or collaborator at least [REDACTED] days prior to its execution.

6.       MANUFACTURING AND SUPPLY.

         6.1 Manufacturing Rights. Lynx shall retain all rights to manufacture or have manufactured the Licensed Compounds and Products, subject to the provisions of Section 2.2. Lynx agrees to supply Schwarz Pharma's clinical trial requirements for the Licensed Compounds used in its Development in the Territory and requirements for Products for commercial sale in the Territory, pursuant to the supply terms provided below.

         6.2 Clinical Supply. Lynx agrees to provide Schwarz Pharma with such quantities of the particular Licensed Compound on which Schwarz Pharma is conducting Development as Schwarz Pharma reasonably requires and orders pursuant to this Agreement and the Supply Agreement. Clinical supplies of the Licensed Compound under Development shall be in the form of Clinical Trial Materials. Schwarz Pharma understands that Lynx will meet the clinical supply requirements herein using its existing inventory of Clinical Trial Materials, until such inventory is expended. At least [REDACTED] days prior to commencement of clinical trials of the Licensed Compounds in the Territory, Schwarz Pharma shall give Lynx a rolling [REDACTED] calendar quarter forecast of its expected requirements for such Clinical Trial Materials, including quantities,

                        CONFIDENTIAL TREATMENT REQUESTED
                                      24.

dosages and requested delivery dates. Schwarz Pharma shall update such forecast at the beginning of each calendar quarter thereafter during Development. Lynx shall supply Schwarz Pharma's requested quantities of the Clinical Trial Materials for use in clinical trials in the Territory, at the requested delivery times; provided, however, that such delivery times are not less than [REDACTED] days after receipt by Lynx of Schwarz Pharma's firm order for a specified quantity of Clinical Trial Materials. Such order shall not deviate by more than [REDACTED] from the amount forecasted for such delivery dates in the most recent forecast. Notwithstanding the foregoing, if unanticipated changes arise with respect to the quantity requirements of Clinical Trial Materials for the trial protocol, Lynx will make a good faith effort to fulfill Schwarz Pharma's quantity requirements, regardless of whether Schwarz Pharma followed the foregoing forecast procedure. Shipment, delivery and acceptance of Clinical Trial Materials shall be in accordance with Sections 6.8 and 6.9 of this Agreement.

         6.3 Pricing of Clinical Materials. The Clinical Trial Materials supplied by Lynx shall be sold to Schwarz Pharma at a per unit transfer price as follows:

                  (a) [REDACTED] per dose of Licensed Compound, or of the placebo, included in the Clinical Trial Material, plus shipping and handling costs; plus

                  (b) Lynx's actual purchase prices of the Delivery Means and shipping and handling costs (if provided by Lynx at Schwarz Pharma's request); plus

                  (c) Lynx's (if packaged by Lynx at Schwarz Pharma's request) actual packaging costs for preparing the final packaged Clinical Trial Material.

         6.4 Commercial Product Supply. Lynx agrees to provide Schwarz Pharma with its commercial requirements of each Product for which Schwarz Pharma has obtained Regulatory Approval, pursuant to the terms of this Agreement, in final single dose form.

         6.5 Forecasts. At least [REDACTED] months prior to the first expected Regulatory Approval of a Product in the Territory, Schwarz Pharma shall provide a good faith estimate of its expected requirements, on a per quarter basis, for Products for the first [REDACTED] years after Product launch. Commencing at least [REDACTED] months before the first expected Regulatory Approval of a Product in the Territory, Schwarz Pharma shall provide Lynx a rolling [REDACTED] month forecast, for its expected orders for Products for delivery during each such quarter during such period. An updated forecast will be provided to Lynx within the first [REDACTED] business days of each calendar quarter. In each such forecast provided to Lynx as required herein, the forecast for the calendar quarter in which such forecast is delivered shall constitute a binding commitment of

                        CONFIDENTIAL TREATMENT REQUESTED
                                      25.

provided to Lynx within the first [REDACTED] business days of each calendar quarter. In each such forecast provided to Lynx as required herein, the forecast for the calendar quarter in which such forecast is delivered shall constitute a binding commitment of Schwarz Pharma and/or its Affiliates to submit purchase orders for not less than [REDACTED] of the amounts listed in such forecast during such quarter. Such binding forecast for such quarter may not deviate by more than [REDACTED] from the amount forecasted for such quarter in the most recent previous forecast provided to Lynx.

         6.6 Orders for Products. Schwarz Pharma or its Affiliates shall place orders for Product to be supplied under the Agreement on Schwarz Pharma's or its Affiliates' (as applicable) standard purchase order form specifying the quantity of Product ordered and the requested delivery date, which shall not in any event be sooner than [REDACTED] days nor longer than [REDACTED] days from the date of such purchase order. To the extent any purchase order, invoice or acknowledgment form used by Lynx, Schwarz Pharma or an Affiliate contains any provisions additional or contrary to the provisions of this Agreement, such additional or contrary provision shall have no force or effect and the terms of this Agreement shall control. The total amount of Product ordered by Schwarz Pharma and its Affiliates with specified delivery dates in a particular calendar quarter shall not in any event be less than [REDACTED] of the amount of Product forecasted to be ordered for such quarter in the most recent forecast, as provided in Section
6.5 above, unless Lynx otherwise agrees in writing. Lynx shall not be obligated to supply any amounts in such order in excess of [REDACTED] of the amount of Product forecasted in the most recent binding forecast to be ordered for such quarter; however, Lynx agrees that it will use reasonable efforts to supply such additional amounts. Lynx shall deliver the ordered Products following receipt of the purchase order no later than [REDACTED] days thereafter. Lynx shall immediately notify Schwarz Pharma in writing if Lynx determines that Lynx will not be able to supply a material amount of the most recent orders and/or forecasts of orders for any Product. Shipment, delivery and acceptance of Products shall be in accordance with Sections 6.8 and 6.9 of this Agreement.


         6.7 Commercial  Purchase  Price of Product.  For purchases of a Product
(in individual dose form not to exceed [REDACTED] mg of Licensed Compound per dose) from Lynx by Schwarz Pharma or its Affiliates, Schwarz Pharma shall pay
Lynx, subject to limitations as provided below, the purchase price for such purchase equal to the greater of: (a) the applicable percentage of the Net Sales of the purchased Product as determined below, or (b) [REDACTED] per individual dose.


Net Sales of Products in Year                                         Purchase Price of Product
-----------------------------                                         -------------------------
For the first [REDACTED]   Million of Net Sales                       [REDACTED]  of such Net Sales
For Net Sales between [REDACTED]  Million and [REDACTED]  Million     [REDACTED]  of such Net Sales
For Net Sales between [REDACTED]  Million and [REDACTED]  Million     [REDACTED]  of such Net Sales
For Net Sales between [REDACTED]  Million and [REDACTED]  Million     [REDACTED]  of such Net Sales
For Net Sales above [REDACTED]  Million                               [REDACTED]  of such Net Sales


                        CONFIDENTIAL TREATMENT REQUESTED
                                      26.

The percentage rate in the above schedule applicable to a particular Product purchased during the calendar year will be determined by the total accumulated Net Sales of all Products during the then-current calendar year through the date of such purchase. The above percentages shall be reduced by [REDACTED] percentage points for sales of a Product in each country where both (a) there is no Patent of Lynx or Schwarz Pharma covering the manufacture, use or sale of the Product, and (b) a Third Party (other than a Sublicensee or other Third Party granted marketing rights as permitted hereunder) either (i) has obtained regulatory approval in such country to market and sell a product for use in the Field which product (a "Competitive Product") is covered by the claims of an issued Lynx Patent in the Territory that covers the Product, or (ii) has commenced sales of a Competitive Product in such country, in the event no such regulatory approval is required. The applicable purchase prices for Products shall be paid as provided in Section 6.17.

In addition, if Lynx delivers a Product more than [REDACTED] days after the specified delivery date in an order submitted in compliance with Sections 6.5 and 6.6, then Schwarz Pharma shall receive a discount equal to [REDACTED] of the total purchase price set forth above for the amount of such Product delivered late.

         6.8 Delivery and Risk of Loss. Delivery of Products ordered hereunder shall be FCA San Francisco International Airport. "FCA" shall be construed in accordance with INCOTERMS 1990 of the International Chamber of Commerce. Title to and risk of loss of the Product, shall transfer to Schwarz Pharma upon delivery to the carrier at San Francisco International Airport. Delivered Products shall be appropriately packaged by Lynx, at Lynx's expense, for export shipment. At Schwarz Pharma's request and cost, Lynx shall arrange shipping to specified Schwarz Pharma locations, provided that Schwarz Pharma shall be responsible for obtaining all customs clearances required. Schwarz Pharma shall be responsible for compliance with all exportation and importation laws and regulations.

         6.9 Acceptance. Schwarz Pharma shall have the right to test at its expense a portion of each shipment of Product to confirm such shipment meets the Specifications. If Schwarz Pharma rejects in whole or in part any nonconforming shipment of Products, Schwarz Pharma shall immediately provide Lynx written notice of such rejection. Lynx shall [REDACTED] to replace the nonconforming Product, at no additional cost to Schwarz Pharma, as soon as possible; provided, however, that if Lynx reasonably disputes Schwarz Pharma's conclusion that such Products do not meet Specification, Lynx need not do more than supply such amounts as are available in inventory, and shall not be obligated to maintain such inventory during such dispute. If Lynx disagrees with Schwarz Pharma's determination that the rejected shipment did not meet the Specifications, a sample of the rejected shipment shall be submitted to an independent, qualified third-party laboratory that is mutually acceptable and selected by the parties promptly in good faith. Such laboratory shall determine whether the rejected Product

                        CONFIDENTIAL TREATMENT REQUESTED

                                      27.

meets the Specifications, and such laboratory's determination shall be final and determinative for purposes of this Agreement. The party against whom the laboratory rules shall bear all costs of the laboratory testing. If the laboratory rules that the shipment failed to meet Specifications, the replacement shipment shall be at no charge Schwarz Pharma (provided Schwarz Pharma paid for the initial shipment). If the laboratory rules the rejected shipment met the Specifications, then Schwarz Pharma shall accept such batch for use or shall reimburse Lynx for the replacement shipment. Shipments of Products not meeting the Specifications may, at Lynx's option, be returned to Lynx or destroyed by Schwarz Pharma, at Lynx's expense.

         6.10 Quality of Manufacturing. Lynx shall manufacture or have manufactured and supply Products in accordance with the Specifications and with cGMP regulations and in compliance with all applicable laws. [REDACTED] Lynx may not make any material changes to the Specifications for a Licensed Compound or Product without the prior written approval of Schwarz Pharma. Lynx shall be responsible for the safe handling, storage and transportation of Product, until delivery to Schwarz Pharma as provided in Section 6.8.

         6.11 Manufacturing Facilities, Equipment and Licenses. Lynx shall, at Lynx's expense, acquire or cause to be acquired all equipment and licenses, including, without limitation, all necessary plant equipment and facilities licenses, necessary to enable the manufacture of the Products as required hereunder. Lynx shall use its commercially reasonable efforts to keep such equipment properly maintained and to reduce risks of breakdown of critical machinery. Lynx shall obtain and maintain all necessary United States manufacturing licenses and approvals including but not limited to FDA approval for the manufacturing facilities and export approval. Schwarz Pharma, its Affiliates and its Sublicensees shall obtain any required importation licenses or approvals for importation of Product for sale in the Territory. Lynx shall cooperate reasonably with Schwarz Pharma to obtain such licenses or approvals, provided that Lynx shall cause the Drug Master File to progress through the approval process at its own expense.

         6.12 Second Manufacturing Facility. Commencing no later than the [REDACTED] for a Product in the Territory, Lynx shall use its diligent efforts to build or identify and qualify, as promptly as reasonably practicable thereafter, a second manufacturing facility for the production of Licensed Compounds and Products, including qualified fill and finish, to ensure a second source of supply of Products for sale to Schwarz Pharma and its Affiliates as provided hereunder. Such second qualified manufacturing site may be a Third Party manufacturer under contract to Lynx, qualified to make the Products under cGMP. Lynx agrees to have such qualified second manufacturing site in any event by the [REDACTED] commercial sale of a Product in a Major Country, and Lynx shall keep qualified for the

                        CONFIDENTIAL TREATMENT REQUESTED
                                      28.

duration of this Agreement such second site (or its replacement). Lynx may select the location for such second manufacturing site at its discretion, as long as it is not less than [REDACTED] miles from the primary source of supply. In the event that Lynx fails to qualify a second manufacturing site by the [REDACTED] Schwarz Pharma commences commercial sale of a Product in a Major Country, then thereafter, Schwarz Pharma shall be entitled to exercise the Back-Up Rights provided in Section 2.2 by giving Lynx written notice of its election to exercise such right; provided, however, that Schwarz Pharma's right hereunder to so elect to proceed under Section 2.2 shall terminate at such time as Lynx qualifies a second manufacturing site for the Products.

         6.13 Inventory of Product. Commencing on the date of commercial launch of the Product, and until the Qualification Date, Lynx shall maintain in storage an inventory of Products sufficient to meet Schwarz Pharma's forecasted requirements for the following [REDACTED] months, as reflected in Schwarz
Pharma's most current forecast of expected requirements provided pursuant to this Agreement. After the Qualification Date, Lynx shall maintain in storage an inventory of Products sufficient to meet Schwarz Pharma's forecasted requirements for the following [REDACTED] months, as reflected in Schwarz Pharma's most current forecast. Lynx shall ensure that such inventories are safely stored in more than one room or area, and that at least [REDACTED] of such inventory is maintained at a site at least [REDACTED] miles distant from the primary manufacturing site.

         6.14 Escrow of Manufacturing Information. Within [REDACTED] days after the [REDACTED] for sale in the Territory, Lynx shall place the proprietary Manufacturing Information into an escrow pursuant to the terms of an escrow agreement that is reasonably acceptable to Schwarz Pharma. Thereafter, Lynx shall place any new proprietary Manufacturing Information into such escrow on a regular basis promptly after it becomes known to Lynx, and in any event no less frequently than once per year. Such escrow shall contain the Drug Master File, and any amendments or other changes thereto within [REDACTED] business days after their submission to the FDA or to the appropriate governing health authority in another country in the Territory. The Parties [REDACTED] establishing and maintaining such escrow. Such escrow shall be pursuant to an agreement that provides for release of the escrowed materials upon certification by a senior manager of Schwarz Pharma that it is entitled to such materials under the requirements of Section 2.2. Schwarz Pharma shall indemnify Lynx for any and all damages caused by Schwarz Pharma's wrongful release of such escrow.

         6.15 Product for Promotional Purposes. Lynx also agrees to provide to Schwarz Pharma amounts of a Product, at Lynx's Fully Burdened Costs for such Product, up to [REDACTED] of Schwarz Pharma's annual purchases of Product for commercial sale, provided that Schwarz Pharma uses such free Product solely for promotional and

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                                      29.

marketing purposes and does not receive any compensation for distribution of such Product provided free by Lynx, including any compensation based on Delivery Means for use with such Product. Schwarz Pharma shall be responsible for paying for all shipment related expenses for such promotional Product, as provided in this Article 6.

         6.16 Conversion of Net Sales. For purposes of calculating Net Sales, the Net Sales of Products by Schwarz Pharma or its Affiliates or Sublicensees in a particular country of the Territory (outside the United States) during a particular calendar quarter shall be converted from the currency of the sale into United States Dollars at the average, for the beginning and ending business days of such quarter, of the conversion rates from such country's currency into United States Dollars as reported in the Wall Street Journal, and shall be converted at such average rate at the end of such quarter for calculation of Net Sales for such quarter. For the estimated purchase price, as discussed in
Section 6.17 below, calculation of the Average Net Sales (as defined therein) shall be accomplished by converting into U.S. Dollars any Net Sales in foreign currencies, using the average of the conversion rates as reported in the Wall Street Journal on the beginning and ending business days of the most recent calendar quarter.

         6.17 Estimated Purchase Price Payment and Reconciliation. The parties understand and agree that, because the Product purchase price payable to Lynx hereunder depends on Net Sales, as provided in Section 6.7, Lynx will be entitled to invoice Schwarz Pharma, at the time Lynx delivers Product ordered hereunder, for an estimate of the purchase price, and the Parties then will reconcile such estimated price with the actual purchase price payable for such Products, as determined under Section 6.7 after such Products are sold by Schwarz Pharma or its Affiliates. Such estimate and reconciliation shall be conducted as follows:

         (a) Lynx will invoice Schwarz Pharma for an estimate of the total purchase price for Products purchased hereunder at the time of delivery to Schwarz Pharma. Such invoiced estimate shall be equal to (i) the total number of units of Products delivered, times (ii) the Average Net Sales. As used herein, "Average Net Sales" shall mean the total Net Sales of Product in the most recent calendar quarter for which Schwarz Pharma has provided a quarter-end report (as discussed below), divided by the total number of units of Product that were sold in such quarter and used in calculating such total Net Sales. For supply of Products during the period of time directly after launch of the Product for which no such "Average Net Sales" can be calculated, Schwarz Pharma will provide Lynx a reasonable, good-faith estimate of the Net Sales (in U.S. Dollars) per unit of Product that Schwarz Pharma expects to realize from sales of such ordered Product, and Lynx shall invoice Schwarz Pharma for the estimated purchase price, as determined under Section 6.7, based on such estimate of the Net Sales. All invoices hereunder are payable net [REDACTED] days for the date of invoice (except as provided in Section 6.19). All such invoiced estimated transfer prices will be reconciled with the

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                                      30.

actual Product purchase price payable by Schwarz Pharma with respect to such purchases, after the end of the quarter during which particular Products are sold by Schwarz Pharma or its Affiliate, as provided below.

                  (b) Within [REDACTED] days of the end of the calendar quarter during which such purchased Products are subsequently resold by Schwarz Pharma or its Affiliates or Sublicensees, Schwarz Pharma shall perform the calculation, as provided in Section 6.7, to determine the actual purchase price payable with respect to such Products. Schwarz Pharma then will compare such actual price, based on such calculation, with the estimated transfer price paid to Lynx based on the estimate as set forth in subsection (a) above, and shall calculate the amount payable to Lynx, or creditable to Schwarz Pharma, as applicable, to reconcile the payments based on such initial estimated purchase price invoiced by Lynx and paid by Schwarz Pharma. Schwarz Pharma shall provide Lynx a report, within [REDACTED] days of the end of such quarter, showing all the calculations hereunder to determine actual purchase price and the reconciliation amounts, and shall pay Lynx at that time any amounts showed to be owing Lynx to reconcile the payments. If such calculation shows that amounts are creditable to Schwarz Pharma, Schwarz Pharma may credit such amounts against the next invoice submitted by Lynx hereunder.

         6.18 Share of Kit Revenues. If Schwarz Pharma or its Affiliates sell a Product packaged in a kit form along with a Delivery Means (a "Kit"), Schwarz Pharma shall also pay Lynx a share of the gross profit derived from such sales as provided herein. Within [REDACTED] days of the end of each calender quarter during which Kits are sold by Schwarz Pharma and/or its Affiliates, Schwarz Pharma shall calculate the total net sales for such Kits (which shall be the total amounts invoiced or otherwise charged for sale of the Kits, less the applicable deductions as set forth in Section 1.31). Schwarz Pharma then shall calculate the "Gross Profits" based on such Kit sales during the quarter, which amount shall be equal to the total net sales for such Kit sales as calculated, less the following amounts: (a) the total Net Sales, as determined under the last paragraph of Section 1.31, for the Products included in such Kits; (b) the actual cost of purchase of the Delivery Means included in such Kits; (c) the actual costs of packaging the Kits; and (d) the actual inventory costs directly attributable to maintaining the Delivery Means included in such Kits in Schwarz Pharma's inventory, calculated in accordance with generally accepted accounting principles applicable to the locality where the invoices are prepared and consistently applied. Schwarz Pharma shall provide Lynx a report, within [REDACTED] days of the end of such quarter, showing all the calculations hereunder to determine the total net sales of Kits during the quarter and the Gross Profit based on such sales, and shall pay Lynx at such time [REDACTED] of such Gross Profit.

         6.19 Schwarz Pharma Excess Inventory. In order to permit Schwarz Pharma to carry, prior to the Qualification Date, a larger inventory of Product than Schwarz Pharma usually carries for its products, Lynx hereby agrees that Schwarz

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                                      31.

Pharma shall be entitled to purchase, during such period, a certain amount of Product at a [REDACTED] purchase price. At any time after Schwarz Pharma has commenced purchase of Product based on forecasts submitted under Section 6.5, but prior to the Qualification Date, Schwarz Pharma may submit orders for Product in order to increase Schwarz Pharma's inventory above its usual level. Such orders shall be made by purchase orders designated as "excess inventory" purchases submitted under Section 6.6 separate from other purchases of Products. The total amount of such excess inventory ordered under this Section may not exceed, at any time prior to the Qualification Date, an amount equal to the amount of Product forecasted to be ordered for the [REDACTED] months following the date of the most recent forecast submitted under Section 6.5. With respect to such Product supplied by Lynx hereunder in order to provide for excess inventory at Schwarz Pharma, Lynx agrees that Schwarz Pharma shall be obligated to pay only [REDACTED] of the estimated purchase price for such Products, as calculated under Section 6.17(a) and invoiced by Lynx, within the standard [REDACTED] day period. The remaining [REDACTED] payment owing on such invoices shall be paid in total within [REDACTED] days of the end of the calendar quarter during which the Qualification Date occurs. The reconciliation required under
Section 6.17(b) to determine the actual purchase price for Products ordered under this Section shall take place, as provided in Section 6.17(b), after the quarter(s) when such Products are actually sold (whether before or after the Qualification Date).

         6.20 Audit Rights. Upon [REDACTED] days' written notice to Schwarz Pharma, Lynx shall have the right to have a certified accountant acceptable to Schwarz Pharma or its Affiliate (as applicable) audit Schwarz Pharma's, its Affiliates' and/or its Sublicensees' records to confirm that all payments made hereunder are accurate. Any audit performed pursuant to this subsection shall take place during regular business hours at Schwarz Pharma's principal place of business or at any other location where Schwarz Pharma may make the applicable records available; provided, however that access to Schwarz Pharma's, its Affiliates' and/or its Sublicensees' records shall be provided in such manner so as not to interfere with the normal conduct of Schwarz Pharma's, its Affiliates' and/or its Sublicensees' (as applicable) business or operations. Access to Schwarz Pharma's, its Affiliates' and/or its Sublicensees' records shall be limited to such records (or the relevant portion thereof) as are reasonably required to determine that payments made under this Agreement are accurate (or if such payments are not accurate then to determine the proper payment amount) and Lynx and/or its certified public accountant shall execute such confidentiality agreements with respect to such access as Schwarz Pharma, its Affiliates and/or its Sublicensees may request. Any amounts showed to be owed to Lynx shall be immediately paid with interest at [REDACTED] per month (or the maximum amount allowed by law, if less) from the day such amounts were first due until paid. In addition, if the audit shows underpayment by [REDACTED] or more of the amounts due during the audited period, Schwarz Pharma shall pay Lynx's reasonable

                        CONFIDENTIAL TREATMENT REQUESTED
                                      32.

expenses in having such audit conducted. Schwarz Pharma shall have a reciprocal right to audit Lynx's records, under similar provisions, to determine if the Fully Burdened Costs used in Section 6.3 are accurate. In the event any such audit shows that Schwarz Pharma overpaid Lynx hereunder, Lynx shall repay such amount of overpayment with interest at [REDACTED] per month (or the maximum amount allowed by law, if less) from the date of such overpayment until the date it is repaid to Schwarz Pharma.

         6.21     Quality Control.

                  (a) At least once per [REDACTED], Lynx shall provide Schwarz Pharma with reasonable copies of the material safety data and information prepare by Lynx to show the safe manufacture, handling, and storage of the Product.

                  (b) Lynx shall maintain ongoing stability studies using its standard methodology. Lynx shall, at Schwarz Pharma's expense, provide Schwarz Pharma with reasonable samples, specimens and full reports of the results of the stability studies. In addition to its own routine quality control, Lynx shall conduct, at Schwarz Pharma's reasonable request and cost, such other tests as may be required by applicable regulatory authorities of any country in the Territory.

                  (c) For each lot of Product produced for Schwarz Pharma hereunder, Lynx shall furnish to Schwarz Pharma a certificate that the lot was manufactured, tested and delivered in full compliance with cGMP and a copy of Lynx's certificate of analysis that all Product included in such shipment complies in all respects with the applicable agreed Specifications, showing release of each such lot.

                  (d) Schwarz Pharma shall be responsible for the release of Product for sale by Schwarz Pharma, its Affiliates and/or its Sublicensees in each country in the Territory for which Regulatory Approval has been obtained.

                  (e) Lynx shall maintain proper and accurate records of all manufacturing steps, processes, quality assurance and quality control procedures and will provide reasonable access thereto to Schwarz Pharma from time to time upon Schwarz Pharma's reasonable request, no more often than once in a [REDACTED] period. Schwarz Pharma shall have the right to send authorized representatives to any facilities where Product is manufactured by or on behalf of Lynx, to audit any manufacturing records and formulation and testing operations and documentation as is necessary to confirm that production of each batch of Product is in compliance with the cGMP regulations, and to confirm that Lynx is taking reasonable measures to protect the manufacturing facility and their premises, and at

                        CONFIDENTIAL TREATMENT REQUESTED
                                      33.

any time upon reasonable advance notice to Lynx, but no more than once per quarter until the Qualification Date, and thereafter no more than once per [REDACTED] period. However, notwithstanding the foregoing Lynx shall not be obligated to disclose any Manufacturing Information.

                  (f) Once in any [REDACTED] period, Schwarz Pharma shall have the right to send authorized representatives to any facilities where Product is stored to inspect the stock and confirm the method and adequacy of storage. Upon request of Schwarz Pharma, Lynx agrees to notify Schwarz Pharma of the schedules of production runs of Product and to provide Schwarz Pharma with its monthly production lot run reports, on a monthly basis until the Qualification Date, and thereafter on a quarterly basis. Lynx agrees to cooperate with Schwarz Pharma's authorized representatives conducting such audits. Schwarz Pharma shall from time to time identify the persons and timetable for such inspections.

                  (g) If Schwarz Pharma is required by a Regulatory Authority in any country in the Territory to have inspected or approved the site of manufacturing or storing Product, Lynx will permit officials of the applicable regulatory authorities to inspect the Hayward, California facility or such other facility where Product is manufactured or stored.

         6.22 Product Licenses. Schwarz Pharma shall be responsible for obtaining all Regulatory Approvals and maintaining in its own name all relevant product licenses for the Product for import and sale in the Territory, as provided in Section 3.6.

         6.23 Allocation. If Lynx is unable to supply [REDACTED] of the forecasted requirements for Products hereunder (or actual orders, if less) to Schwarz Pharma and the Asian Partner, then, to the extent reasonably practicable, the quantities of Product supplied to Schwarz Pharma and the Asian Partner shall be [REDACTED].

         6.24 Product Recall Procedures. The parties shall immediately inform each other in writing of all incidents and/or of any lot of Product which is alleged or proved to be the subject of recall market withdrawal or correction and shall cooperate with each other in such recall market withdrawal or correction. Any such recall that is caused by a manufacturing defect attributable to Lynx or its sublicensee shall be at the sole expense of Lynx. Any recalls based on toxicity or other Product safety issues (other than caused by defective manufacturing) or recalls resulted from defective handling, storage or other cause by Schwarz Pharma, its Affiliates or its Sublicensees or distributors shall be at Schwarz Pharma's expense.

                        CONFIDENTIAL TREATMENT REQUESTED
                                      34.

7.       MILESTONES.

         7.1 Milestone Payments. In part consideration for the rights granted by Lynx herein, Schwarz Pharma shall pay Lynx the following amounts in United States currency (adjusted as provided below), within [REDACTED] business days of Schwarz Pharma's notification of the occurrence of the specified events:

                  (a) $4.0 million, payable on the execution of the Agreement;

                  (b) $[REDACTED] million upon Successful Conclusion (as defined below) of the ITALICS Trial;

                  (c) $[REDACTED] million, payable on the Successful Conclusion of the U.S. Multi-Dose Efficacy Trial on a Licensed Compound;

                  (d) $[REDACTED] million, payable upon the first NDA filing (or filing of foreign equivalent) on a Licensed Compound in a Major Country;

                  (e) $[REDACTED] million, payable upon the first receipt of Regulatory Approval of a Product in a Major Country.

         7.2      Definition.  As used herein, "Successful Conclusion" means:

                  (a) with respect to the ITALICS Trial, either that: (i) the clinical trial has generated results showing, compared to placebo, a [REDACTED] measured by IVUS at a p value (less than) 0.06; or (ii) there is a Successful Conclusion to the U.S. Multi-Dose Efficacy trial;

                  (b) with respect to the U.S. Multi-Dose Efficacy trial, either that: (i) the clinical trial has generated results meeting success criteria to be agreed upon by the Parties in good faith, based upon the nature of the Protocol for such study, which success criteria shall be set forth in writing as an addendum to this Agreement, or (ii) Schwarz Pharma or any of its Affiliates or Sublicensees commences a Pivotal Trial on the Licensed Compound.

8. PATENT AND OTHER INTELLECTUAL PROPERTY IN TERRITORY.

         8.1 Ownership of Technology. Lynx shall retain all right, title and interest in and to the Lynx Patents and Lynx Know-How, subject only to the licenses granted to Schwarz Pharma hereunder. Schwarz Pharma shall retain all right, title and interest in and to the Schwarz Pharma Patents and the Schwarz Pharma Compound Information, subject only to the rights granted to Lynx hereunder. All inventions and developments made by employees or agents of one Party hereto, or its Affiliate, and all Patents claiming such inventions or developments, shall be owned by such Party. In the event that a Joint

                                      35.

Invention is made by Lynx and Schwarz Pharma employees or agents, Lynx and Schwarz Pharma shall jointly own any such Joint Invention and all Joint Patents claiming such Joint Invention. Inventorship of inventions shall be determined under U.S. patent law regarding inventorship.

         8.2 Prosecution and Maintenance of Lynx Patents; Abandonment. Lynx shall have the responsibility to file, prosecute and maintain the Lynx Patents in the Territory and shall bear all expenses associated therewith. To the extent applicable to the Field, Lynx shall provide Schwarz Pharma with an opportunity to review and comment on the nature and text of new or pending Lynx Patent applications in the Territory. Lynx shall reasonably consider any such comments from Schwarz Pharma, and shall on a reasonable basis conduct discussions with Schwarz Pharma regarding the patent prosecution strategy of Lynx Patents, to the extent applicable to the Field. However, all decisions regarding prosecution of the Lynx Patents will be at Lynx's sole discretion and responsibility. Lynx agrees to keep Schwarz Pharma informed of the course of patent prosecution or other proceedings relating to the Lynx Patents. In the event Lynx elects not to prosecute a Lynx Patent application filed or to abandon an issued Lynx Patent in a country in the Territory and licensed hereunder, Lynx shall notify Schwarz Pharma not less than 2 months before any relevant deadline, and thereafter Schwarz Pharma shall have the right to pursue, at its expense and in its sole discretion, prosecution of such Patent application or maintenance of such issued Lynx Patent. In such event, Lynx shall promptly assign its rights therein to Schwarz Pharma. For any Joint Invention, the Parties shall cooperate in good faith in filing appropriate Patent applications claiming the Joint Invention, the costs of which shall be shared jointly by each Party.

         8.3 Prosecution and Maintenance of Joint Patents; Abandonment. The Parties agree to discuss in good faith a mutually agreeable Patent strategy with respect to all Joint Inventions that may be patentable. With respect to all Joint Inventions for which the Parties agree patent protection should be sought, Schwarz Pharma and Lynx shall cooperate in good faith to file, prosecute and maintain the Joint Patents in the Territory covering such Joint Inventions, and the Parties shall jointly bear all expenses associated therewith. However, either Party may choose at any time not to continue to pay any such prosecution and maintenance costs with respect to a particular Joint Patent, and shall immediately thereafter assign all its rights in such Joint Patent claiming a Joint Invention to the Party that pays all such costs. In the event that a Party elects not to cooperate in prosecuting a Patent application on a particular Joint Invention, the other Party may do so at its sole discretion and expense, and all rights in such Joint Invention and the Joint Patent claiming such invention shall be assigned to such Party.

         8.4 Defense and Settlement of Third Party Claims. If a Third Party files a claim, suit or action against Schwarz Pharma claiming that a Patent or other intellectual property right owned by it is infringed by the development, use, marketing, distribution or

                                      36.

         sale of any Product, and such claim, suit or action (a "Claim") arises out of Schwarz Pharma's practice, in the Field and in the Territory, of a Lynx Patent or Lynx Know-How licensed hereunder, Schwarz Pharma will have the right to defend against any such Claims. Lynx will assist in the defense of any such Claim as reasonably requested by Schwarz Pharma and at Schwarz Pharma's expense. Schwarz Pharma shall not settle any such Claim without the prior express written consent of Lynx, which consent shall not be unreasonably withheld or delayed, if such settlement would impose on Lynx the obligation to pay any damages or would adversely affect Lynx's rights in the Lynx Patents or Lynx Know-How. Schwarz Pharma shall be entitled to deduct [REDACTED] percent [REDACTED] of any expense incurred by Schwarz Pharma as a result of its defense or settlement of such Claim, including, without limitation, damages, settlement amounts, and attorneys' fees and costs, from amounts owing to Lynx for its purchases of Product pursuant Article 6 above; provided, however, that such deduction shall not exceed [REDACTED] of the Net Sales of that Product. Lynx further agrees to indemnify, defend and hold Schwarz Pharma, its Affiliates harmless against any claim, suit or action by a Third Party that, in manufacturing a Licensed Compound or Product supplied to Schwarz Pharma or its Affiliates hereunder, Lynx's manufacturing process infringes such Third Party's Patent or other intellectual property right; provided, however, that such indemnity shall not apply to composition of matter claims.

         8.5 Third Party Royalties. In the event that Schwarz Pharma is required to obtain a license under a Third Party Patent that covers or claims the manufacture, use or sale of Licensed Compounds in order to practice a Lynx Patent to sell a Product as permitted under the License, Schwarz Pharma shall be entitled to deduct [REDACTED] percent [REDACTED] of any royalties owing to such Third Party based on sale of such Product under such license from amounts owing to Lynx for its purchase of such Product pursuant to Article 6 above; provided, however, that such amount may not exceed [REDACTED] of the Net Sales of the Product. Notwithstanding the foregoing, the combined deductions resulting from settlement or defense of Third Party claims under Section 8.4 and for royalties payable under this Section under a required license to a Third Party Patent shall not in any event result in a reduction of the commercial purchase price per unit of Product in excess of [REDACTED] of the Net Sales of such Product.

         8.6 Enforcement of Lynx Patent Rights. If any Lynx Patent licensed hereunder is infringed by a Third Party in any country in the Territory, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of that infringement in reasonable detail. Lynx shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement, by counsel of its own choice, and Schwarz Pharma shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If such suspected infringement involves the manufacture, use or sale in such country of an oligonucleotide compound that specifically

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                                      37.

targets the mRNA transcribed from the c-myc gene and that is intended for use in the Field (an "Infringement in the Field"), and Lynx fails to bring an action or proceeding against such suspected infringer within a period of [REDACTED] days after having knowledge of such Infringement in the Field, Schwarz Pharma shall have the right to bring and control an action against such infringer by counsel of its own choice, and Lynx shall have the right to be represented in any such action by counsel of its own choice at its own expense. The Party controlling any such action involving an Infringement in the Field shall consider in good faith the interests of the other Party in so doing, and shall not settle or consent to an adverse judgment in any such action which would have a material adverse effect on the rights or interests of the other Party without the prior express written consent of the other Party. If one Party brings any such action or proceeding, the other Party agrees to be joined as a Party plaintiff if necessary to prosecute the action and to give the first Party reasonable assistance and authority to file and prosecute the suit. Lynx retains all other rights with respect to enforcement of Lynx Patents. Any damages or other monetary awards recovered in an action against an infringer of a Lynx Patent based on an Infringement in the Field shall be allocated to the Parties in the following manner: first, to the reimbursement of Lynx and Schwarz Pharma for their respective out-of-pocket expenses (including reasonable attorneys' fees and costs) incurred in prosecuting such infringement action, on a pro rata basis based upon their respective out-of-pocket expenses; and second, the balance to be allocated [REDACTED] to the Party bringing suit and [REDACTED] to the other Party. All rights granted to Schwarz Pharma herein are subject to any and all limitations on such rights imposed by the terms of the licensed agreements granting Lynx license rights to certain of the Lynx Patents.

         8.7 Enforcement of Joint Patent Rights. If any Joint Patent is infringed by a Third Party in any country in the Territory, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of that infringement in reasonable detail. With respect to Joint Patents that are owned solely by one
Party, such Party shall have the sole right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement. If such suspected infringement involves a jointly owned Joint Patent, then Lynx shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement, by counsel of its own choice, and Schwarz Pharma shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If the suspected infringement of a Joint Patent involves an Infringement in the Field, and Lynx fails to bring an action or proceeding against such suspected infringer within a period of [REDACTED] days after having knowledge of such Infringement in the Field, then Schwarz Pharma shall have the right to bring and control an action against such infringer by counsel of its own choice, and Lynx shall have the right to be represented in any such action by counsel of its own choice at its own expense. The Party controlling any such action involving an

                        CONFIDENTIAL TREATMENT REQUESTED
                                      38.
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Infringement  in the Field  shall  consider in good faith the  interests  of the other Party in so doing, and shall not settle or consent to an adverse judgment in any such action which would have a material adverse effect on the rights or interests of the other Party without the prior express written consent of the other Party. If one Party brings any such action or proceeding with respect to a jointly-owned Joint Patent, the other Party agrees to be joined as a Party plaintiff if necessary to prosecute the action and to give the first Party reasonable assistance and authority to file and prosecute the suit. Any damages or other monetary awards recovered in an action against an infringer of a jointly-owned Joint Patent based on an Infringement in the Field shall be allocated to the Parties in the following manner: first, to the reimbursement of Lynx and Schwarz Pharma for their respective out-of-pocket expenses (including reasonable attorneys' fees and costs) incurred in prosecuting such infringement action, on a pro rata basis based upon their respective out-of-pocket expenses; and second, the balance to be allocated [REDACTED] to the Party bringing suit and [REDACTED] to the other Party.

9.       INDEMNIFICATION.

         9.1 Manufacture of Licensed Compounds and Products. Subject to compliance with Section 9.2, Lynx agrees to indemnify and defend Schwarz Pharma, its Affiliates, and their respective agents and employees, from and against any and all losses, liabilities, damages, costs, fees and expenses, including reasonable legal costs and attorneys' fees ("Losses") resulting from a Third Party claim, suit or action based upon death or injury to any person or damage to any property to the extent caused by the defective or negligent manufacture of Licensed Compound or Product manufactured by or on behalf of Lynx or its Affiliates, (other than Schwarz Pharma or its Affiliates or Sublicensees) (the "Defective Manufacturing Claims"), but excluding any Losses resulting from the gross negligence or intentionally wrongful act or omission of Schwarz Pharma, its Affiliates or sublicensees or any of their employees or agents or from the use of a Delivery Means. With respect to any Third Party claim, suit or action based upon death or injury to any person or damage to any property based on use of a Licensed Compound or a Product, which claim, suit or action is not a Defective Manufacturing Claim, Lynx agrees to provide Schwarz Pharma, at Schwarz Pharma's expense, with reasonable assistance in its defense of such claim, suit or action (e.g., a strict liability claim or a claim that the product is inherently defective).

         9.2 Indemnity Procedure. In the event Schwarz Pharma is seeking indemnification under Section 9.1, it shall inform Lynx of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Lynx to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and, at Lynx's expense, shall cooperate as reasonably requested in the defense of the claim. Schwarz Pharma shall have the right to retain its own counsel, with the fees and expenses to be paid by Lynx, if representation of

                                      39.

Schwarz Pharma by the counsel retained by Lynx would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. Lynx may not settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, that diminishes the rights or interests of Schwarz Pharma without the express written consent of Schwarz Pharma.

10.      TRADENAME.

         Schwarz Pharma, its Affiliates and/or Sublicensees will select, in their sole discretion, and use trademarks or tradenames to be owned by Schwarz Pharma, its Affiliates and/or Sublicensees (as applicable) for each Product. Schwarz Pharma, its Affiliates and/or Sublicensees shall not adopt, use, or register any acronym, trademark, tradenames, service mark or other marketing name of Lynx or any confusingly similar work or symbol as part of Schwarz Pharma's or its Affiliate's or Sublicensee's own trademark or tradename for the Products it markets. However, Schwarz Pharma may accurately identify the manufacturer of the Products as required by law. Lynx shall promptly report to Schwarz Pharma any infringement of trademarks or tradenames adopted hereunder of which Lynx becomes aware.

11.      CONFIDENTIALITY.

         11.1 Confidentiality. Except as otherwise provided in this Article 11, during the term of this Agreement and for a period of five (5) years thereafter, each Party shall maintain in confidence and shall use only for purposes of this Agreement all Confidential Information disclosed by the other Party under the Agreement. Notwithstanding the foregoing, a Party may disclose the other Party's Confidential Information to those of its Affiliates, permitted Sublicensees, directors, officers, employees, agents, consultants and clinical investigators that have a need to know such Information in order to achieve the purposes of this Agreement, provided that such Party will obtain prior agreement from its Affiliates, permitted Sublicensees, directors, officers, employees, agents, consultants or clinical investigators to whom disclosure is to be made to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

         11.2 Authorized Disclosure. Each Party may disclose Confidential Information of the other Party solely to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or complying with applicable laws, governmental regulations or court orders, provided that such Party will give reasonable advance notice to the other Party of such disclosure requirement and shall give the other Party sufficient opportunity to object to such disclosure or to secure confidential treatment of such Confidential Information required to be
disclosed.   Either

                                      40.

Party may disclose (subject to the confidentiality restrictions contained herein) Confidential Information to Third Parties to the extent necessary to perform its obligations under this Agreement, provided such Third Parties execute confidentiality agreements containing terms no less strict than those contained herein.

         11.3 Press Releases. Upon signing the Agreement, the Parties will consult with each other prior to the issuance of any press releases that discuss aspects of this Agreement and no press release or other public disclosure of the Agreement shall be made without the mutual written consent of the Parties, except as may otherwise be required by law in the Territory. The principles to be observed by the Parties in public disclosures with respect to this Agreement shall be: accuracy, the requirements of confidentiality under this Article 11 and the normal business practice in the biotechnology and pharmaceutical industries for disclosure by companies comparable to Lynx and Schwarz Pharma in their respective territories and places of business.

         11.4 Publications. Except as required by law, regulation, or court order, Lynx and Schwarz Pharma agree that neither Party shall publish any confidential or proprietary Information relating to any Licensed Compound, any Product or their use or present the results of any studies or investigations carried out under the Agreement without obtaining the other Party's prior written approval for such publication or presentation, which shall not be unreasonably withheld. At least 60 days prior to any such publication or presentation, the Party proposing to publish shall provide the other Party a copy of the proposed abstract, manuscript or presentation (including information to be presented verbally) for its review. The other Party shall respond in writing within such time period with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal. The Party proposing to publish agrees to provide the other Party any additional Information relating to the proposed disclosure, including full length English translations, as reasonably requested by the other Party in order to conduct the foregoing review, in the event that such Party has concerns about disclosure of Confidential Information. In the event of concern, the Party proposing to publish agrees not to submit such abstract or manuscript for publication or to make such presentation until the other Party has had a reasonable period of time (not to exceed 30 additional days) to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues. The Party proposing to publish also agrees to delete from any such abstract or manuscript or presentation any Confidential Information of the other Party that it reasonably believes has commercial value based upon the secrecy of such information.

         11.5 Agreement Confidential. The parties agree that the contents of this Agreement shall constitute Confidential Information, and as such, will not be disclosed by

                                      41.

either Party without the written consent of the other, except as otherwise permitted by the terms of the Agreement.

12.      REPRESENTATIONS & WARRANTIES

         12.1     Representations, Warranties, and Covenants of Lynx.

                  (a) Corporate Power. Lynx is duly organized and validly existing and in good standing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                  (b) Due Authorization. Lynx is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

                  (c) Binding Agreement. This Agreement is a legal and valid obligation binding upon Lynx and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Lynx does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it. Lynx hereby covenants that it will not enter any agreement or understanding, oral or written, or execute any instrument, which conflicts with Lynx' obligations to Schwarz Pharma under this Agreement.

                  (d) Third Party Consents. To the best of its knowledge, as of the Effective Date, Lynx has obtained all necessary consents, approvals and authorizations of all governmental authorities and other entities and persons required to be obtained by Lynx in connection with this Agreement. In addition, Lynx agrees that it shall use reasonable best efforts to obtain a [REDACTED].

                  (e) Lynx Patents and Know-How. To the best of its knowledge, as of the Effective Date, all Patents or material Information in Lynx or its Affiliates' possession that would be reasonably necessary to enable Schwarz Pharma to develop, use, export, seek regulatory approval to sell, and sell Licensed Compounds or Products as contemplated under this Agreement are licensed to Schwarz Pharma under the License.

                  (f) Third Party Rights and Licenses. Lynx shall use best efforts to maintain in force all license agreements granting Lynx rights under the Lynx Patents or Lynx Know-How and shall timely obtain any consents of Third Parties necessary to grant the License hereunder. Lynx shall not terminate, assign to a Third Party or materially reduce in scope any license agreements granting Lynx rights that are sublicensed to

                                      42.

Schwarz Pharma hereunder if such action would materially adversely affect Schwarz Pharma, unless Lynx obtains Schwarz Pharma's prior written consent. To the extent permitted by any license agreement between Lynx and a Third Party granting Lynx rights under any Lynx Patent or Lynx Know-How, Schwarz Pharma shall be entitled to assume Lynx's role as licensee under such license agreement, but solely to the extent of the License granted hereunder, in the event that any such license agreement between Lynx and such Third Party terminates due to uncured breach by or bankruptcy of Lynx.

                  (g) No Violation. Neither Lynx nor any of its Affiliates is a party to, subject to, or bound by an agreement or judgment, award, order or writ, injunction or decree of any court, governmental body or arbitrator which would conflict with or be breached by the execution, delivery or performance of this Agreement and there is (a) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or threatened nor
(b) any investigation pending or threatened against or relating to Lynx which, in each case, could prevent Lynx from carrying out its obligations under this Agreement.

                  (h) Lynx Patents. To the best of Lynx's knowledge, the exercise of the Lynx Patents in connection with this Agreement and/or use of the Licensed Compounds will not violate the intellectual property rights of any Third Party, and Lynx has no present knowledge from which it reasonably can be inferred that Lynx Patents are invalid, except as previously disclosed to Schwarz Pharma.

         12.2     Representations, Warranties, and Covenants of Schwarz Pharma.

                  (a) Corporate Power. Schwarz Pharma is duly organized and validly existing under the laws of Germany and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                  (b) Due Authorization. Schwarz Pharma is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

                  (c) Binding Agreement. This Agreement is a legal and valid obligation binding upon Schwarz Pharma and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Schwarz Pharma does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it. Schwarz Pharma hereby covenants that it will not enter any agreement, or understanding, oral or written, or execute any instrument, which conflicts with Schwarz Pharma's obligations to Lynx under this Agreement.

                                      43.

                  (d) No Violation. Neither Schwarz Pharma nor any of its Affiliates is a party to, subject to, or bound by an agreement or judgment, award, order or writ, injunction or decree of any court, governmental body or arbitrator which would conflict with or be breached by the execution, delivery or performance of this Agreement and there is (a) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or threatened nor (b) any investigation pending or threatened against or relating to Schwarz Pharma which, in each case, could prevent Schwarz Pharma from carrying out its obligations under this Agreement.

13.      TERM OF AGREEMENT AND TERMINATION.

         13.1 Term.  Unless  terminated  in  accordance  with this Article 13 or
Section 3.4, this Agreement shall expire upon the later of (i) [REDACTED] years after commencement of marketing the Product in a Major Country or (ii) expiration of the last to expire of the Lynx Patents issued in the Territory. The Parties agree that at least two (2) years prior to the expiration of this Agreement under this Section 13.1 the Parties will meet, discuss in good faith and attempt to reach mutually acceptable agreement to provide for Lynx's continuing supply to Schwarz Pharma of Product and economic terms for such supply. Schwarz Pharma shall be obligated to continue to purchase Product from Lynx under such agreement so long as Lynx is able to supply the Product at prices comparable to those available on the market and in appropriate quantities and quality. As used herein, "comparable" means within [REDACTED] of the price of supply available on the market. If Lynx is unable to meet such requirements, then under the terms of such agreement Schwarz Pharma may thereafter purchase the Product from a Third Party or manufacture it itself.

         13.2 Termination For Material Breach. Each Party shall have the right to terminate this Agreement after written notice to the other that the other is in material breach of this Agreement, unless the other Party cures the breach before the expiration of [REDACTED] days after such written notice. Notwithstanding the foregoing, Lynx may terminate this Agreement in the event Schwarz Pharma breaches a payment obligation hereunder and thereafter fails to make full payment of amounts due Lynx within [REDACTED] days after written notice from Lynx to Schwarz Pharma, provided, however, that Schwarz Pharma may withhold a particular payment for so long as Schwarz Pharma is pursuing in good faith a claim that Lynx has not performed the specific tasks necessary to earn such payment. Any failure by Lynx to terminate this Agreement for late payments shall not be deemed a waiver of its right to terminate this Agreement in the future for a future late payment by Schwarz Pharma.

         13.3 Termination without Cause. Schwarz Pharma shall have the right to terminate the Agreement at any time without the requirement of showing cause, upon [REDACTED]


                        CONFIDENTIAL TREATMENT REQUESTED
                                      44.

days prior written notice if given prior to achieving Regulatory Approval, and upon [REDACTED] days prior written notice thereafter.

                  (a) If Schwarz  Pharma elects to terminate  under this Section
13.3 prior to Regulatory Approval, and such termination is not due to serious safety or toxicity concerns regarding the Licensed Compound when used in the Field (as such phrase is defined in subsection (c) below), then Schwarz Pharma shall pay Lynx the following amounts: (i) if the termination occurs prior to completion of the Multi-Dose Efficacy Studies, Schwarz Pharma shall pay Lynx all costs and expenses of completing such studies according to the agreed Protocols and budgets for such studies; (ii) if the termination occurs during ongoing Phase III (or foreign equivalent) studies, Schwarz Pharma shall pay Lynx an amount equivalent to all costs and expenses that Schwarz Pharma would incur in terminating such studies, and also will loan to Lynx an amount (the "Loan") equal to the costs and expenses of conducting such studies according to the agreed Protocols and budgets for such studies for the [REDACTED] period following termination of the Agreement, but subject to a maximum of $[REDACTED] million. Such Loan will be interest free for the first [REDACTED] months and thereafter will bear interest at the Prime Rate as established by Citibank. The Loan will be repaid within [REDACTED] years of Schwarz Pharma providing the loan, but may be converted at any time in such period at Schwarz Pharma's election into the common stock of Lynx at the then current market price, as established by a national market quotation system, if Lynx stock is so traded, or if not as determined by Lynx's Board of Directors in good faith.

                  (b) If termination under this Section is due to serious safety or toxicity concerns, then Schwarz Pharma shall not be responsible for making the foregoing payments but will be responsible for all costs and expenses of terminating any ongoing clinical trials. After any termination under this Section, Schwarz Pharma covenants that neither it nor its Affiliates or Sublicensees will make, use or sell Licensed Compounds or Products. It is agreed that if Lynx, after termination by Schwarz Pharma under this Section, enters into a license agreement with a Third Party granting such Third Party the right to develop, market or sell the Licensed Compound as a product for use in the Field, then Lynx will repay to Schwarz Pharma, out of the revenues received from such Third Party under such Agreement, any amounts paid to Lynx by Schwarz Pharma under this Section 13.3 (excluding the Loan if repaid or converted to equity). Such repayment shall be made at a rate limited to [REDACTED] of any amounts of such revenues actually received by Lynx. Lynx grants Schwarz Pharma a security interest in such revenues to secure repayment of the Loan in accordance with the terms hereof, and consents to the filing of an appropriate financing statement to perfect the security interest.

                  (c) As used in this Section, the phrase "serious safety or toxicity concerns" means that the Safety Monitoring Board for the applicable clinical trial conducted hereunder has determined that a safety or toxicity issue with respect to the

                                      45.

Licensed Compound exists and has halted patient accrual in the applicable trial. If the Development Committee unanimously agrees, based on the action of the Safety Monitoring Board, to halt the trial, then subsection (b) above shall apply. If the Development Committee does not agree to halt the trial, and the Safety Monitoring Board later permits the trial to proceed to accrue more patients, then the Parties shall hire an expert, or a panel of three experts, according to the Parties' agreement at the time, to determine whether Schwarz Pharma's decision to terminate in such circumstance is justified based on serious safety or toxicity concerns alone. If Lynx continues the trail after such termination, Lynx would be responsible for all additional costs and expenses of the trial, unless such expert determines that Schwarz Pharma's decision to terminate is not justified based on serious safety or toxicity concerns alone in the particular trial. In that event, Schwarz Pharma shall pay Lynx all amounts it may have expended in continuing the trial and any additional amounts owed as provided in subsection (a) above.

         13.4 Failure of Schwarz Pharma to Exercise Diligence. There shall be a presumption that Schwarz Pharma has failed to use adequate diligence in conducting Development and/or marketing of the Licensed Compounds and a Product, as applicable, if any of the following events occur, provided that such events are not directly caused by either (a) an event of force majeure (but so long as Schwarz Pharma uses diligent efforts to end the effects of such event of force majeure), or (b) Lynx's material breach of a material obligation under the
Agreement:

                  (a) Schwarz Pharma has failed to commence the U.S. Multi-Dose Efficacy Study on the Licensed Compound by the date that is the later of (i) [REDACTED], or (ii) [REDACTED] days (subject to extension by the unanimous agreement of the Development Committee) after the expiration of the period for objection by the FDA to the IND filed covering the Licensed Compound (or such later date as the FDA withdraws or deems satisfied any such objections to the
IND); or

                  (b) Schwarz Pharma has failed to file with the appropriate regulatory authorities the protocol for a Pivotal Trial on a Licensed Compound in a Major Country by the date [REDACTED] months after delivery of the final report on the U. S. Multi-Dose Efficacy Study; or

                  (c) Schwarz Pharma has failed to accrue the first patient for a Pivotal Trial on a Licensed Compound in a Major Country by the date [REDACTED] months after approval of the protocol for such trial; or

                  (d) for a continuous period of [REDACTED] months at any time following Regulatory Approval of the Product for commercial distribution in a Major Country, no sales of the Product are made in such country (excluding a commercially reasonable period of time directly after Regulatory Approval in a particular country where

                                      46.

commercial launch in such country, prior to approval in appropriate Major Countries, could negatively affect the market).

         If any of the foregoing conditions occur and remain after [REDACTED] days written notice to Schwarz Pharma, Lynx may, at its election, terminate the Agreement or convert to non-exclusive Schwarz Pharma's rights throughout the Territory on written notice. The foregoing in no way limits Schwarz Pharma's diligence obligations under Section 3.4 or Lynx's rights for breach of such obligations.

         13.5 Information Transfer and Option Upon Termination. In the event this Agreement is terminated by Lynx under Section 3.4, 13.2 or 13.4 or by Schwarz Pharma under Section 13.3 prior to expiration of the term as set forth in Section 13.1, (i) Schwarz Pharma shall provide to Lynx forthwith thereafter copies of all Schwarz Pharma Compound Information and the right to use such Information to develop, make, use and sell Products in the Field; (ii) Schwarz Pharma shall destroy and shall not retain any copies of any Confidential Information provided by Lynx hereunder, except that Schwarz Pharma's legal department may retain one copy thereof solely for archival purposes; (iii) Schwarz Pharma shall grant Lynx an irrevocable exclusive, royalty-free license under the Joint Inventions and Joint Patents to develop, make, use and sell the Licensed Compound and Products for use in the Field; and (iv) Schwarz Pharma shall grant Lynx a non-exclusive license under the Schwarz Pharma Patents to develop, make, use, distribute and sell the Licensed Compound and Products for use in the Field in the Territory, subject to payment of a commercially reasonable royalty to be negotiated in good faith.

         13.6 Accrued Rights, Surviving Obligations. Termination of this Agreement shall terminate all licenses granted hereunder (except as provided in Section 13.5), but shall not affect any rights to payment or other rights that accrued prior to the date of termination. Additionally, the terms of Section 2.1(a) of this Agreement shall survive expiration of this Agreement pursuant to
Section 13.1. The terms of Sections 8.1, 13.3, 13.5 and 13.6 and Articles 9, 10 and 11 of this Agreement shall survive any termination of this Agreement.

14.      MISCELLANEOUS.

         14.1  Limitation  of  Liability.  EXCEPT AS  SPECIFICALLY  PROVIDED  IN
SECTION 9.1, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. For clarification,

                                      47.

the foregoing sentence shall not be interpretted to limit or to expand the express rights specifically granted in the sections of this Agreement, including without limitation Sections 2.2, 6.7, 6.12, 8.4 or 8.5.

         14.2 Liability Insurance. Schwarz Pharma will procure and maintain, through self-insurance or otherwise, at its sole expense, liability insurance, including products liability coverage, in such amounts as Schwarz Pharma customarily maintains with respect to its development, use, distribution or sale of comparable products in the Territory. Schwarz Pharma's insurance shall not be cancelable without thirty (30) days prior written notice to Lynx. Lynx shall, upon Schwarz Pharma's reasonable request, provide sufficient information to Schwarz Pharma to enable Schwarz Pharma to obtain product liability insurance with respect to Licensed Compounds and Products. Lynx shall procure and maintain, at its sole expense, liability insurance, including products liability coverage, in such amounts as Lynx customarily maintains with respect to its development, manufacture, storage, use, distribution or sale of its comparable products. Lynx shall name Schwarz Pharma as an additional insured on such insurance policies as Schwarz Pharma may reasonably request. Lynx insurance shall not be cancelable without thirty (30) days prior written notice to Schwarz Pharma.

         14.3 Entire Agreement; Amendment. This Agreement sets forth the terms of the collaboration agreement between the Parties hereto and, except as otherwise set forth herein, supersedes and terminates all prior representations, agreements and understandings between the Parties regarding the subject matter hereof. As the Parties are, under this Agreement, parties to a collaborative venture, the Parties hereby agree that if a Party reasonably believes that an amendment to the terms of the Agreement is needed in order to achieve the intent and goals of the Parties herein, then the Parties shall meet and discuss in good faith such proposed amendment. No alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

         14.4 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that (a) either party may make such an assignment without the other party's consent to Affiliates or to a successor to all or substantially all of the related business assets of such party relating to this Agreement, whether by way of a merger, sale of stock, sale of assets or other similar transaction; and (b) Schwarz Pharma may contract to Third Parties any of its marketing and sales rights in countries in the Territory with respect to Products, and such contracts shall not be considered assignment of rights and obligations as provided above; provided, however, that for such contracts with any pharmaceutical company for rights in any Major Country (which shall not be interpretted to include contracts with HMOs, wholesalers, distributors, hospitals, government agencies or similar organizations), the following additional  limitations  shall apply:  (i) in determining  the

                                      48.

purchase price of Products purchased by Schwarz Pharma or its Affiliate and sold to such a contractor in a Major Country, the "Net Sales" for such Products shall be the the amount calculated under Section 1.31 based on the total amount invoiced or otherwise charged by such contractor on sale of such Product to a Third Party, rather than by Schwarz Pharma or its Affiliate; and (ii) Schwarz Pharma or its Affiliate shall not enter into an agreement with such contractor in the Major Country that has the effect of reducing the amount that such contractor would otherwise charge a Third Party for sale of such Products (e.g., a bundled sale agreement under which Schwarz Pharma would receive a higher amount from such contractor on account of Schwarz Pharma's sale of a separate product, in exchange for Schwarz Pharma charging the subcontractor less for the Product).

         14.5 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be effective on receipt, when given by registered airmail or overnight courier and addressed, unless otherwise specified in writing, to the addresses of the Parties described below.

For Lynx:                           Lynx Therapeutics, Inc.
                                    3832 Bay Center Place
                                    Hayward, California  94545
                                    Attention:  Chief Executive Officer

With a Copy to:                     Cooley Godward Castro Huddleson & Tatum
                                    Five Palo Alto Square, 4th Floor
                                    Palo Alto, CA  94306
                                    Attention:  James C. Kitch, Esq.

For Schwarz Pharma:                 Schwarz Pharma AG
                                    Alfred-Nobel-Str. 10
                                    40789 Monheim
                                    Germany
                                    Attn:   Chairman of the Board

         14.6 Severability. If any Article or part thereof of this Agreement is declared invalid by any court of competent jurisdiction, or any government or other agency having jurisdiction over either Lynx or Schwarz Pharma deems any Article or part thereof to be contrary to any anti-trust or competition laws then such declaration shall not affect the remainder of the Article or other Articles. To the extent possible the Parties shall revise such invalidated Article or part thereof in a manner that will render such provision valid without impairing the Parties' original intent.

                                      49.

         14.7 Force Majeure. Except as otherwise provided herein, no Party shall be in breach of this Agreement, or liable to the other Party, for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the party claiming excuse uses its commercially reasonable efforts to overcome the same.

         14.8 Expenses. Except as otherwise provided in the Agreement, all expenses incurred by Schwarz Pharma in connection with its obligations under this Agreement will be borne solely by Schwarz Pharma and all expenses incurred by Lynx in connection with its obligations under this Agreement will be borne solely by Lynx. Each Party will be responsible for appointing its own employees, agents and representatives, who will be compensated by such Party. Each Party will be responsible for paying any finder's or broker's fee owed to a Third Party that such Party incurs based directly or indirectly on negotiating and entering this Agreement, and shall indemnify the other Party against any obligation to pay such fee.

         14.9 Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

         14.10 Disclaimer of Agency. This Agreement shall not constitute any Party the legal representative or agent of another, nor shall any party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

         14.11 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

         14.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

         14.13 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of New York without regard to conflicts of laws principles.

         14.14 Dispute Resolution; Arbitration. If a dispute or controversy regarding any right or obligation under this Agreement arises between the Parties, the Parties will seek to resolve such dispute or controversy by good faith negotiation between senior

                                      50.

management representatives of the Parties, to be commenced promptly after such dispute or controversy arises. If such dispute or controversy is not resolved by such negotiation within [REDACTED] days of notice by one Party to the other, and at least one Party requires such resolution, then the Parties shall proceed as follows. Any unresolved dispute, controversy, action, claim or proceeding initiated by either party (other than a third party action, claim or other proceeding in a bona fide action, claim or other proceeding initiated by a Third Party against a Party) relating to, arising out of or resulting from this Agreement, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any arbitration hereunder shall be conducted under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. Each such arbitration shall be conducted in the English language by a panel of three arbitrators appointed in accordance with such rules, and shall be held in New York. The arbitrators shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations

         14.15 Official Language. The official text of this Agreement and any appendices, exhibits and schedules hereto, shall be made, written and interpreted in English. Any notices, accounts, reports, documents, disclosures of information or statements required by or made under this Agreement, whether during its term or upon expiration or termination thereof, shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

         14.16 Acknowledgment. Schwarz Pharma acknowledges that it has reviewed and understands the reservation of rights in the United States government and the other obligations required of Lynx and its sublicensees contained in Public Health Service Exclusive License Number L-150-94 and Public Health Service License dated 1 September 1988 and amended 19 October 1995. Copies of the Public Health Service consent to the sublicense by Lynx included in this Agreement, and the consent by Thomas Jefferson University to the sublicense of the Thomas Jefferson University [REDACTED] license to Lynx dated 1 June 1993 and amended 4 May 1994 and 1 April 1996, also included in this Agreement, have been supplied to Schwarz Pharma. Lynx agrees not to terminate any of the foregoing licenses without Schwarz Pharma's prior written consent.

                        CONFIDENTIAL TREATMENT REQUESTED
                                      51.

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.


LYNX THERAPEUTICS, INC.                       SCHWARZ PHARMA AG



-------------------------------------         --------------------------------
Sam Eletr, Ph.D.                              Patrick Schwarz-    Klaus Langer
Chairman                                      Schutte



                                      52.

                                    EXHIBIT A

                                LICENSED COMPOUND



                               LR-3280: [REDACTED]




                        CONFIDENTIAL TREATMENT REQUESTED


                                    Exhibit B

                                    Filing
                                     Date                     Issue
Docket No.              Ser. No.    (d-m-y)     Pat. No.       Date     Status               Comment
-----------------------------------------------------------------------------------------------------------------------------------

Zalewski I             08/004,799    7-1-93                                            reference I
                      -------------------------------------------------------------------------------------------------------------
001-01 (US)            08/481,341    7-7-95                             pending        Identical to Parent Case 08/004,799
                      -------------------------------------------------------------------------------------------------------------
001-02 (US)            08/473,014    6-6-95                             pending        Identical to Parent Case 08/004,799
                      -------------------------------------------------------------------------------------------------------------
001ca (Canada)         2153158       7-1-94                             pending
                      -------------------------------------------------------------------------------------------------------------
001cz (Czech Rep.)     PV 1723-95                                       pending
                      -------------------------------------------------------------------------------------------------------------
001ep (Europe)         94906558.5                                       pending        ep designates at, be, dk, fr, de, gb, gr,
                                                                                       ie, it, nl, pt, es, se, & ch
                      -------------------------------------------------------------------------------------------------------------
001hu (Hungary)        P 95 02061                                       pending
                      -------------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------------
Stec
                      -------------------------------------------------------------------------------------------------------------
010(US)                                          5,151,510    29-9-92   granted        reference 2
                      -------------------------------------------------------------------------------------------------------------
010-02(US)                                       5,292,875    8-3-94    granted        reference 2
                      -------------------------------------------------------------------------------------------------------------
010ep(Europe)         91904794.4                                        pending        ep designates at, be, ch, dk, es, fr, gb,
                                                                                       de, it, nl, se & gr
                      -------------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------------

Zalewski II
                      -------------------------------------------------------------------------------------------------------------
014(US)               08/138,637     15-10-93                           aband'd        reference 3
                      -------------------------------------------------------------------------------------------------------------
014-02(US)            08/424,991     19-4-95                            pending        cip of 08/138,637
                      -------------------------------------------------------------------------------------------------------------
014-03(US)            08/426,785     19-4-95                            pending        cip of 08/138,637, reference 4
                      -------------------------------------------------------------------------------------------------------------
014-05(US)            08/461,366     3-6-95                             pending        cip of 08/138,637
                      -------------------------------------------------------------------------------------------------------------
014-06(US)            08/580,791     29-12-95                           pending        con of 08/138,637
                      -------------------------------------------------------------------------------------------------------------
014ep(Europe)         94931403.3     17-10-94                           pending        ep designates gb, fr, de & ch
                      -------------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------------

Cohen et al
                      -------------------------------------------------------------------------------------------------------------
US                                               5,276,019    4-1-94    granted        reference 5
                      -------------------------------------------------------------------------------------------------------------
US                                               5,286,717    15-2-94   granted        reference 5
                      -------------------------------------------------------------------------------------------------------------
US                                               5,264,423    23-11-93  granted        reference 5
                      -------------------------------------------------------------------------------------------------------------
Canada                                           1,322,723    5-10-93   granted        reference 5
                      -------------------------------------------------------------------------------------------------------------
Europe                                           0 288 163 BI 11-1-95   granted        ep designates at, be, ch, de, fr, gb, it,
                                                                                       li, lu, nl & se
                      -------------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------------

Epstein et al
                      -------------------------------------------------------------------------------------------------------------
US                    07/821,415     14-1-92                            aband'd         reference 6
                      -------------------------------------------------------------------------------------------------------------
                      08/187,785     26-1-94                            pending         con of 07/821,415
                      -------------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------------

Reference (Patent Titles)

1) Antisense Inhibition of c-myc to Modulate the Proliferation of Smooth Muscle Cells.

2)   Method of Synthesizing Sulfurized Oligonucleotide Analogs.

3)   Inhibition  of  Extracellular   Matrix  Synthesis  by  Antisense  Compounds
     Directed to Nuclear Protooncogenes.

4)   Arteriovenous and Venous Graft Treatments: Methods and Compositions.

5) Inhibitors for Replication of Retroviruses and for the Expression of Oncogene Products.

6)   Inhibiton of Cell Proliferation Using Antisense Oligonucleotides.


                                    EXHIBIT C

                                Development Plan


                                      [ * ]

                            [Entire Exhibit Redacted]






                        CONFIDENTIAL TREATMENT REQUESTED